Exhibit 1

WESTERN WIND ENERGY CORP.

Suite 1326 – 885 West Georgia Street
Vancouver, British Columbia, V6C 3E8

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2011

Dated: March 30, 2012

TABLE OF CONTENTS

1.	CORPORATE STRUCTURE	2

1.1	Name, Addresses and Incorporation	2
1.2	Intercorporate Relationships	3

2.	GENERAL DEVELOPMENT OF OUR BUSINESS	4

2.1	Three Year History	4
2.2	Significant Acquisitions	13

3.	A DESCRIPTION OF OUR BUSINESS	13

3.1	General	13
3.2	Risk Factors	18

4.	DIVIDENDS	21

5.	DESCRIPTION OF CAPITAL STRUCTURE	22

6.	MARKET FOR SECURITIES	24

6.1	Trading Price and Volume	24
6.2	Prior Sales	24

7.	DIRECTORS AND OFFICERS	25

7.1	Name, Occupation and Security Holdings	25
7.2	Cease Trade Orders, Bankruptcies, Penalties or Sanctions	27
7.3	Conflicts of Interest	27

8.	PROMOTERS	27

9.	LEGAL PROCEEDINGS AND REGULATORY ACTIONS	28

10.	INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	28

11.	TRANSFER AGENT AND REGISTRAR	28

12.	MATERIAL CONTRACTS	28

13.	INTERESTS OF EXPERTS	30

14.	ADDITIONAL INFORMATION	31

All information contained in this annual information form is presented as at March 30, 2012, unless otherwise specified.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this annual information form (“AIF”) from documents filed with the securities commissions or similar authorities in Canada including, but not limited to, material change reports, news releases, circulars and our annual audited financial statements, together with the accompanying report of the auditor, for the fiscal years ended December 31, 2011 and 2010 and management’s discussion and analysis of results of operations and financial condition (“MD&A) for the foregoing periods. Copies of documents incorporated herein by reference may be obtained upon request without charge at Suite 1326 – 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8, or such documents are also available electronically at www.sedar.com.

PRELIMINARY NOTES

Use of Certain Terms

In this AIF, please note the following definitions:

  “we”, “our”, “us” or “Western Wind” means Western Wind Energy Corp. and its subsidiaries, unless the context of the context suggests otherwise;

  “U.S.” or “the U.S.” mean the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

  “MW” mean megawatts;

  “MWh” mean megawatt hours;

  “kW” mean kilowatts;

  “kWh” mean kilowatt hours;

  “PPA” mean “power purchase agreement”;

  the “Mesa Generating Facility” means our 30MW operating wind farm located in Palm Springs, California;

  the “Windridge Generating Facility” means our 4.5MW operating wind farm located in Tehachapi, California;

  the “Windstar Generating Facility” means our 120MW operating wind farm in Tehachapi, California;

  the “Kingman Generating Facility” means our 10.5MW operating wind and solar farm located near Kingman, Arizona;

  the “Kingman II Project” means our 10MW proposed expansion of our Kingman Generating Facility;

  the “Yabucoa Project” means our proposed 30MW solar project located in Puerto Rico;

  “Common Shares” means the common shares without par value in the capital of Western Wind; and

  all references to monetary amounts are in U.S. dollars, unless otherwise indicated.

Financial Statements and MD&A

Our annual audited financial statements and MD&A have been filed with Canadian securities regulatory authorities and are available electronically on the SEDAR website at www.sedar.com. Our financial statements are prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). All dollar amounts in this AIF are presented in U.S. dollars unless otherwise indicated. Western Wind’s fiscal year end is December 31.

Forward-Looking Statements

Statements in this AIF that are not based on historical events are called “forward-looking statements” within the meaning of applicable securities laws. These statements appear in a number of different places in this AIF and include statements regarding the intent, belief or current expectations of management and our directors or officers, primarily with respect to our future market size, our business, and our future operating performance. When the words “may”, “should”, “will” “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, and “project”, or the negatives of such terms or similar expressions are used, they are intended to identify forward-looking statements.

Forward-looking statements include, without limitation, statements regarding management’s expectations regarding the future operations and developments; forecasts of future costs and expenditures; evaluation of market conditions; the outcome of legal proceedings; the adequacy of reserves; the ability of Western Wind to redevelop older existing wind generating facilities on a profitable basis; our expectation that we will develop projects in the United States and Canada; Western Wind’s belief that green credits have the potential to evolve into a significant source of revenue; Western Wind’s plans to raise capital through institutional sources experienced in power project financing to finance the construction and operation of wind or solar energy facilities; Western Wind’s belief that incentives in its industry should have a positive long-term effect on its business and the wind energy industry in general; management’s belief that Western Wind’s cash on hand and operating cash flows from the Windstar, Kingman, Mesa and Windridge generating facilities will be sufficient to fund its general and administration and project development expenditures; our expectation that the first distributions from the Kingman and Windstar generating facilities will occur in June 2012 and September 2012, respectively; our expectation that development projects will be attractive to potential finance partners; management’s belief that the Mesa and Windridge generating facilities acquired by Western Wind can be redeveloped on a profitable basis and can continue to generate cash flow prior to redevelopment; our ability to acquire or lease additional contiguous land parcels to further increase the capacity of the individual projects; our plan to continue raising capital through institutional sources; our expectation that the 30MW Yabucoa Solar project will be placed in service by the credit termination date being December 31, 2016 and will qualify for the minimum 5% safe harbor provision of Section 1603 of the American Recovery and Reinvestment Act of 2009; or other business plans.

You are cautioned that any such forward-looking statements are not guarantees that any of our projects or business operating units, divisions, subsidiaries, or affiliates will achieve any particular financial results. Our actual results may differ from those contained in the forward-looking statements due to risks or uncertainties facing us or due to facts differing from the assumptions underlying our predictions. Some of those risks and assumptions are set out under “Risk Factors” outlined in the Corporation’s Annual Information Form for the year ended December 31, 2011, a copy of which is attached as Document 1 hereto, and include, but are not limited to, operating risks; environmental and weather risks; competitive risks; regulatory risks; employment risks; enforcement risks; legal risks; securities and financial risks; compliance costs; the Corporation’s ability to make effective acquisitions and successfully develop and integrate new acquisitions; pricing and other political pressures; the Corporation’s ability to manage its growth successfully; the Corporation’s ability to finance the development or construction costs of building wind and solar generating facilities; the Corporation’s ability to obtain access to the transmission lines necessary to deliver the power it produces and sells; the Corporation’s ability to secure new power purchase agreements and to fulfill its obligations to utilities under its current agreements; equipment failure risks; the Corporation’s ability to continue as a going concern; the Corporation’s ability to hire and retain qualified personnel and contractors; and the ability of U.S. residents to enforce civil judgments against the Corporation in Canada.

The Corporation advises you that the cautionary remarks included under the heading “Risk Factors” in the Annual Information Form for the year ended December 31, 2011 expressly qualify, in their entirety, all forward-looking statements attributable to the Corporation or persons acting on its behalf. Unless required by law, the Corporation does not assume any obligation to update forward-looking statements, whether based on unanticipated events, changes in expectations, or otherwise. You should not place undue reliance on any forward-looking statements, which apply only as of the date of this annual report.

1.	CORPORATE STRUCTURE

1.1	Name, Addresses and Incorporation

Our full corporate name is "Western Wind Energy Corp." Our head office and business address is located at Suite 1326 –885 West Georgia Street, Vancouver, British Columbia, V6C 3E8. Our web site is www.westernwindenergy.com.

We were incorporated as 556953 B.C. Ltd. on January 5, 1998 by filing our Memorandum and Articles of Incorporation pursuant to the Company Act (British Columbia). On March 2, 1998, we changed our name to Minera Cortez Resources Ltd. At the time, our business was that of a natural resource mineral exploration company. On January 24, 2002, we changed our name from Minera Cortez Resources Ltd. to our current name, Western Wind Energy Corp., to reflect the change in our business focus from mineral exploration to renewable energy development.

We are a reporting issuer in the Canadian provinces of British Columbia, Alberta and Ontario and we are a “foreign private issuer” in the U.S. Our Common Shares are listed for trading on the TSX Venture Exchange (the “Exchange’) under the trading symbol “WND”. As of September 6, 2011, our Common Shares are also quoted on the OTCQX under the symbol “WNDEF”.

1.2	Inter-corporate Relationships

Western Wind is a parent company and not part of any group. We conduct our business through numerous subsidiaries, a visual description of our corporate structure is as follows:

i)	Western Wind Barbados Corp. was incorporated in Barbados on November 14, 2011 and is responsible for the management of our Puerto Rico, and other Caribbean and Latin American wind and solar projects;
ii)

Western Wind Puerto Rico Corp. was incorporated in the Commonwealth of Puerto Rico on September 2, 2010 and is responsible for the operations and maintenance of our 30MW Puerto Rico solar generating facility;

iii)	Western Solargenics, Inc. (“Solargenics”) was incorporated in the Province of British Columbia on August 10, 2007 and is responsible for the development and management of solar projects in Canada;
iv)	Solargenics Ottawa 1 Inc. was incorporated in the Province of Ontario on June 23, 2010 and is owner of our 10MW Huntley, Ontario solar project;
v)	Eastern Wind Power was incorporated in the Province of New Brunswick on July 10, 2002 and was dissolved on May 18, 2011;
vi)

Western Wind Energy US Corporation (formerly known as Verde Resources Corporation) (“Western Wind US”) was incorporated in Arizona on August 8, 2001 and is responsible for our U.S. wind and solar development projects;

vii)

Mesa Wind Power Corporation (“Mesa Wind Corp.”) was incorporated in Delaware and merged with PAMC Management Corporation (“PAMC”), a Colorado corporation, with PAMC as the surviving entity, effective July 25, 2006. PAMC subsequently changed its name to Mesa Wind Power Corporation. Mesa Wind Corp is responsible for the operations and maintenance of our 30MW Mesa wind generating facility in Palm Springs, California;

viii)

Kingman Energy Corp. (“Kingman Energy”) was incorporated in Arizona on September 22, 2010 and is responsible for the operations and maintenance of our 10.5MW Kingman generating wind and solar facility in Kingman, Arizona;

ix)	Yabucoa Holding Company (“Yabucoa Holding”) was incorporated in Delaware on October 26, 2011 and is responsible for the management of our 30MW Yabucoa solar generating facility in Puerto Rico;
x)	Yabucoa Holding Company II, LLC (“Yabucoa Holding II”) was organized in Delaware on October 26, 2011 and is also responsible for the management of our 30MW Yabucoa solar generating facility;
xi)	Yabucoa Solar, LLC (“Yabucoa Solar”) was organized in Delaware on October 25, 2011 and is the asset owner of our 30MW Yabucoa solar generating facility;
xii)	AERO Energy, LLC (“Aero Energy”) was organized in California on February 26, 2002 and is the lease holder of our Windswept wind project;
xiii)

Windstar Holding Company (“Windstar Holding”) was incorporated in California on September 4, 2009 and is responsible for the management of our 120MW Windstar wind generation facility in Tehachapi, California;

xiv)	Windstar Holding Company II, LLC (“Windstar Holding II”) was organized in California on November 10, 2010 and is also responsible for the management of our 120MW Windstar wind generation facility; and
xv)	Windstar Energy, LLC (“Windstar Energy”) was organized in California on September 30, 2009 and is the asset owner of our 120MW Windstar wind generating facility.

2.	GENERAL DEVELOPMENT OF OUR BUSINESS

2.1	Three Year History

General

Through our subsidiaries, we primarily develop, own, and operate wind and solar generating facilities for the production of renewable energy. We seek to purchase properties suitable for the development of wind and solar projects and in addition we acquire older existing wind and solar generating facilities that we believe can be redeveloped on a profitable basis.

We acquire and develop sites or existing wind and solar projects based on the following criteria:

  satisfactory wind/solar and/or other resources to justify a commercial renewable energy facility;

  access to transmission facilities with sufficient available capacity;

  permitting and zoning policies that allow wind or solar farm development;

  satisfactory environmental and archeological studies;

  satisfactory terrain and geographic features that do not impede development;

  regional support for renewable energy from the local population;

  local political support for wind/solar power development;

  adequate incentives at the federal and state levels, including federal and state tax credits and other financial incentives;

  projected electricity prices; and

  growing demand for electricity.

We retain consultants who are experienced in all facets of the wind and solar energy industry, including assessing wind and solar resources, completing the necessary development programs to build wind or solar projects and perform development activities.

Generating Facilities, Projects under Construction and Projects under Development as of December 31, 2011

We will continue to focus our attention on jurisdictions which have renewable energy portfolio standards. The following table sets forth our generating facilities and projects, whether in production or under development, the capacity, price, counterparty and land/lease term as at March 30, 2012.

			Production to be Sold		PPA	Land /Lease
Project	Tech	Location	Capacity(1)	Price (1)	Counterparty	Term
Operational
Windstar	W	Tehachapi, California	120MW	Fixed Price	SCE	Company Owned
Mesa	W	San Gorgonio, California	30MW	SRAC/Fixed*	SCE/SDG&E*	Sept. 22, 2037
Kingman	W+S	Kingman, Arizona	10.5MW	Fixed Price	UNS	Company Owned
Windridge	W	Tehachapi, California	4.5MW	SRAC	SCE	Company Owned
Under Construction
Yabucoa	S	Yabucoa, Puerto Rico	30MW	Fixed Price	PREPA	Aug. 17, 2050
Early Stage
Mesa II	W	San Gorgonio, California	TBD	TBD	TBD	Sept. 22, 2037
Ontario	W	Ontario	TBD	TBD	TBD	Option to Lease
Windswept	W	Kern County, California	TBD	TBD	TBD	Company Owned
and Leased
Snowflake	W	Navajo, Arizona	TBD	TBD	TBD	Feb. 22, 2041

Where W – Refers to Wind Resource,S – Refers to Solar Resource and TBD – Refers to To Be Determined
* SDG&E fixed price contract executed on November 2, 2011 – conditions precedent before effective, see Mesa operations discussion below.

The following is a description of the general development of our business over the last three fiscal years.

Financial Year ended December 31, 2011 and for the subsequent period to the date of this AIF

Completion of our Kingman Generating Facility in 2011

Western Wind’s Kingman Generating Facility is a 10.5 MW fully integrated combined wind and solar energy generation facility on 1,110 acres of land owned by Western Wind in Kingman, Arizona. The Kingman Generating Facility began commercial operations on September 24, 2011. The assets include five (5) Gamesa Wind US LLC (“Gamesa”) turbines, a collection system, a substation, roads, interconnection facilities, a maintenance building, and a fixed price PPA with UNS Electric, Inc., a subsidiary of Unisource Energy Corporation of Arizona (“UNS”), which expires on September 24, 2031.

On December 21, 2011, the Kingman Generating Facility cash grant application to the U.S. Department of the Treasury was approved, and we received proceeds of $9,324,382 on December 24, 2011. The cash grant is from a U.S. federal government program designed to encourage renewable energy development through a 30% cash grant in lieu of tax credits paid by the U.S. Department of Energy and is part of the American Recovery and Reinvestment Act of 2009, as amended in 2010, (the “ARRA”).

On December 23, 2011, our construction loan facility was converted to a $16 million term loan. Prior to conversion, interest was paid at a rate per annum equal to the adjusted Eurodollar rate in effect and the applicable margin of 3.25%. As of the date of conversion, the applicable margin with respect of the base rate and Eurodollar loans will increase by 0.25% on each three-year anniversary of the conversion date until the final maturity date. The maturity date of the term loan is seven years from the conversion date and the loan will be amortized over 18 years.

On December 30, 2011, the $4.1 million loan with RMT, Inc. (“RMT”) and $4.2 million Treasury grant loan were repaid with proceeds from the Kingman cash grant, terminating all obligations under those loan agreements.

Kingman’s funds from operations are held in restricted escrow accounts. On a monthly basis, we apply for funds to be released from the escrow accounts to pay for specified operating costs and debt service payments.

Initial Operations of Windstar Declared on January 27, 2012

The Windstar Generating Facility is a 120 MW wind generating facility situated on 1,850 acres of land owned by Western Wind near Tehachapi, California. On January 27, 2012, we began commercial operation of our 120MW Windstar project. The assets include sixty (60) Gamesa G80 and G87 2-MW wind turbine generators, a collection system, a substation, roads, interconnection facilities, a maintenance building and a fixed price PPA with Southern California Edison (“SCE”), which expires on January 28, 2032.

The project deliver’s power to SCE via the Wilderness and Sagebrush Lines to SCE’s Vincent substation, located near California State Route 14, pursuant to three Large Generator Interconnection Agreements (“LGIA”) with Sky River, LLC, Sagebrush, the California Independent System Operator (“CAISO”) and SCE.

On March 22, 2012, we submitted our Windstar Generating Facility cash grant application to the U.S. Department of the Treasury. The cash grant will be from a U.S. Federal Government program to encourage renewable energy development through a 30% cash grant in lieu of tax credits paid by the U.S. Department of Energy and is part of the ARRA. We submitted $301,855,689 of eligible costs for an estimated cash grant of $90,556,707, which is subject to review and approval by the Department of Treasury. In accordance with the program guidance, applications are to be reviewed and payments made within 60 days from the later of the date of complete application or the date the property is placed in service in accordance with the program guidance.

In December 2011, we entered into $15,488,574 of deferred financing with one of our project vendors. Western Wind has until the earlier of the receipt of the U.S. Department of Energy cash grant or 90 days after the initial operations date to repay the deferred financing balance.

Development of our Yabucoa Project in 2011

The Yabucoa Solar Project is a 30 MW AC photovoltaic (“PV”) project in the Municipality of Yabucoa, Commonwealth of Puerto Rico. We anticipate that energy and green credits from the project will be sold to the Puerto Rico Electric Power Authority (“PREPA”) under a 20-year Renewable Power Purchase and Operating Agreement that also provides for direct interconnection in close proximity to the project site. The project is located on land leased from the Puerto Rico Land Authority (“PRLA”) for 40 years. We are currently in an advanced stage for the selection of equipment, including the inverters and tracker system, as well as construction and term financing.

On February 25, 2011, we signed a 30 MW solar PPA with PREPA for a term of 20 years commencing on the commercial operations date providing an energy payment and green credits payments. The right to interconnect and the specific interconnection arrangements are incorporated in the PPA. PREPA is responsible for designating an interconnection point for the project, and Western Wind is responsible for constructing and paying for the interconnection.

On December 29, 2011, we entered into a Module Supply Agreement ("MSA") with REC Solar US, LLC for the purchase of solar modules totaling approximately 42 MW DC (30 MW AC) for our Yabucoa project, in Puerto Rico. On December 29, 2011, we took delivery of an initial 12MW in solar modules to ensure we exceeded the minimum 5% safe harbor provision of Section 1603 of the ARRA, for the U.S. Department of the Treasury cash grant program. In connection with this transaction, we signed a promissory note with REC U.S. Holdings, Inc. for $12,006,600 being the purchase price for the equipment. The note bears interest of three percent per annum. The note and accrued interest are due on April 30, 2012. The promissory note will be repaid upon financial close from our anticipated construction and term financing for our Yabucoa project.

We engaged Cooperateve Centrale Raiffeisen – Boerenleenbank B.A. (“Rabobank”) as our exclusive financial advisor to provide financial advisory services in connection with the potential placement of tax equity and debt financing for the Yabucoa Project. We are currently in an advanced stage of obtaining project financing.

The Company chose Black & Veatch Corporation as the independent engineer for our Yabucoa Project. Black & Veatch Corporation is currently finalizing their project evaluation and due diligence report.

Western Wind has identified the major permits and approvals of the various federal and local agencies that are currently required to construct and operate the project. We are in the advanced stages of obtaining all necessary land use permits, and all permits required for construction will be issued and in effect prior to starting construction. Permits required for operating the project will be obtained when appropriate.

Development of our Mesa Generating Facility in 2011

Western Wind’s 30 MW Mesa Generating Facility is located in the San Gorgonio Pass near Palm Springs, California. The assets include a right-of-way (“ROW”) on 440 acres of land owned by the Bureau of Land Management (“BLM”), a PPA with SCE, 460 wind turbines, a collection system, a substation, roads and a maintenance building.

On April 12, 2010, SCE extended the PPA in compliance with an order by the California Public Utilities Commission (“CPUC”) pending its approval of a new standard offer contract. However, prior to the CPUC’s approval, SCE entered into a Qualifying Facility and Combined Heat and Power Program Settlement Agreement (the “Settlement Agreement”) with numerous parties to settle and resolve numerous outstanding issues related to Qualifying Facilities (“QF”). The Settlement Agreement provides for an orderly transition from the existing QF program to a new QF/Combined Heat and Power program for QFs greater than 20 MWs. The existing SCE PPA expires within 120 days of a CPUC decision on the standard offer contracts. The CPUC approved the Settlement Agreement on December 16, 2010 (in Decision 10-12-035) and it became effective on November 23, 2011. Accordingly, our SCE PPA expires on March 24, 2012. In anticipation of the expiration of the existing PPA, in July, the Company bid into the renewable request for proposals processes. On November 2, 2011, the

Company executed the fixed price PPA with SDG&E for its 30MW wind generation facility. The SDG&E PPA contains conditions precedent to the effectiveness of this agreement, including CPUC approval no later than June 1, 2012 and a start date for the sale of power no later than April 15, 2012, which provides time to bring the project into compliance with the California Independent System Operator Company’s requirements for renewable energy projects to sell power into the California transmission grid.

On March 27, 2012, Western Wind deposited $483,140 delivery term security with SDG&E for the term of the PPA expiring December 31, 2013. The existing PPA with SCE will terminate on March 31, 2012 and energy sales will commence with SDG&E on April 1, 2012.

Development of our Windridge Generating Facility in 2011

The 4.5MW Windridge wind generating facility is located on 191 acres owned by the Company in Tehachapi, California. The assets include 43 Windmatic turbines, a substation, a collection system, and a PPA with SCE, which expires on December 7, 2014, to deliver the output from 4.5MW of capacity.

The Company has a Standard Offer Power Purchase and Interconnection Agreement with SCE that will expire on December 7, 2014 to sell electricity on an “as available” basis at SCE’s SRAC price.

Western Wind was exploring options to increase the generating capacity and accordingly submitted a plan to the U.S. Federal Aviation Administration (“FAA”) in 2008 for seven new turbine sites to replace the existing turbines. The FAA is responsible for protecting the national airspace and reviews proposed obstructions, such as communications towers, wind turbines, airport flight patterns, etc., to that airspace that exceed the stated maximum height limits to determine whether the proposed obstruction will be a hazard to existing uses of the airspace. In October 2008, the FAA issued a notice stating that the seven new proposed turbines exceeded the maximum height limit for that area and would be a hazard to existing uses so the Company’s Windridge expansion plans have been temporarily suspended. The facility is currently operating below its rated capacity; however, management believes that the Company may be able to repower the Windridge facility with new turbines that are within the FAA height restrictions or by using up to 70 of the Vestas V15 wind turbines that may be available after the Mesa II project repower.

Development of our Mesa II Project in 2011

In 2009, the Company submitted a plan of development (“POD”), and environmental and archaeological assessments required for a repower and expansion of Mesa Wind up to 50MW and the BLM issued a Record of Decision approving that POD and, on September 21, 2009, granted a 24-year ROW extension to September 22, 2037. However, due to the two-year delay in processing the interconnection application, the Company was not able to repower within the timeframes set forth in BLM’s record of decision. Accordingly, the Company will be required to update its POD and resubmit additional environmental assessments to support the new POD.

As part of the interconnection application for the Mesa repower and expansion project, the Company has received a system facilities study from SCE stating that the 30MW repower would require $15,500 in system upgrades. The Company also received a facilities study for the 20MW expansion, stating that the 20MW would require significant upgrades making the expansion project uneconomical. After further evaluation, management has decided to delay the repower and expansion projects due to the execution of the SDG&E PPA. On March 22, 2012, Western Wind filed a new interconnection application for the 20MW expansion project, Mesa II for its transmission cluster study. Western Wind continues to retain a $500,000 interconnection financial security deposit with SCE for the 30MW repower.

Development of our Ontario Solar Project in 2011

On August 3, 2010, we filed one feed-in tariff (“FIT”) application with the Ontario Power Authority (“OPA”) in relation to an option to lease agreement, and deposited a refundable CAD$200,000 financial security deposit in accordance with the FIT application requirements. The OPA will review our application based on various issues including transmission availability, zoning, and the feasibility of the various third party applications they receive. We have received confirmation from OPA indicating receipt of the application and that the application is currently being reviewed. Due to the large volume of applications received by the OPA, our management believes that this has likely led to delays in the review process but is uncertain as to the exact reason for the delay. We will continue to dialogue with the OPA regarding the probability of obtaining a FIT contact.

Development of our Windswept Project in 2011

On October 26, 2009, we secured approximately 571 contiguous acres near Tehachapi, California, west of our Windstar Generating Facility, through land purchases and ground leases to pursue the development of a wind energy project. We are currently testing the wind resource on the land to confirm suitability, and are working on acquiring or leasing additional contiguous parcels of land to increase the capacity of the Windswept Project.

Development of our Snowflake Project in 2011

On February 22, 2011, Western Wind Energy US Corporation entered into a ground lease with Rocking Chair Ranch, Inc. for 10,888 contiguous acres in Navajo County, Arizona, and may secure up to approximately 22,000 acres in the future, to pursue the development of a wind energy project. The property will be used solely for wind energy purposes. The lease extends for a period of up to 30 years. Rent will be based on the greater of a percentage rent (based on energy production factors) or the minimum guaranteed payment of $5,000 per MW per lease year. The percentage rent will be based on the project’s gross revenues multiplied by the applicable base percentage which will be 6% in lease years one to ten, 6.5% for lease years 11 to 20 and 7% for lease years 21 to 30.

As a result of the termination of the Barstow Project, we moved the meteorological towers from the Barstow Project site and erected three (3) met towers at the Snowflake Project on February 12, 2012 to test the wind resource. We have commenced work to confirm environmental and transmission suitability and economic feasibility.

Assuming the project is feasible, construction of the Snowflake Project will still be a few years away and is subject to obtaining wind energy zoning from local authorities, a PPA, an interconnection agreement, financing, and other development milestones.

Development of our Barstow Project in 2011

In December 2007, we secured a new wind and solar energy site near Barstow, California. After reviewing the Company’s environmental and cultural surveys of the area for the installation of meteorological towers, BLM issued an environmental assessment and, effective April 2, 2009, a three-year grant authorizing us to install two towers. The towers were installed during the second quarter of 2009. Work on the Barstow Project was terminated in 2011, based on our assessment of available resource and other factors.

As of July 14, 2011, the U.S. Department of Defense had determined that the planned site layout at the Barstow Project site would interfere with airborne Doppler radar testing. As a result, we will no longer be pursuing the construction of a wind generating facility. Western Wind cancelled its ROW with the BLM, and moved the three meteorological towers to the Snowflake Project site.

New Projects

As part of our California initiative, we entered into an agreement with an independent meteorological consultant to acquire proprietary wind data for various other sites that may be developed into wind energy generating facilities. These potential projects are at an early stage of development. We are carrying out preliminary due diligence to determine the feasibility of these sites for wind and/or solar energy development, and if feasible, acquiring the land by purchase or lease.

Corporate Loans

On January 15, 2011, we entered into two loan agreements totaling $2,500,000 with institutional lenders replacing and superseding the original loan agreements entered into on January 15, 2010 (as discussed in “Financial Year Ended December 31, 2010 – Corporate Loans”). Pursuant to the terms of the loan agreements dated January 15, 2011, the outstanding principal and accrued but unpaid interest totaling $2,762,358 (at a rate of 10% per annum with one lender and 12% per annum with the other lender) was rolled over for a term of one year, expiring on January 15, 2012. As consideration for the loan agreements dated January 15, 2011, we agreed to pay each lender a cash bonus, payable upon maturity.

Effective January 15, 2012, the two loan agreements entered into on January 15, 2011, were replaced by new loan agreements with each lender once again rolling over the outstanding principal and accrued but unpaid interest and bonus for a term of one year, maturing on January 15, 2013. The interest rate for the loan agreement with one lender is 20% per annum, compounded monthly and the interest rate with the other lender is 25% per annum, compounded monthly.

On June 30, 2011, we entered into a loan agreement with an institutional lender, which replaced and superseded the loan agreement dated June 30, 2010. Pursuant to the terms of the loan agreement dated June 30, 2011, we agreed to roll over the outstanding principal and accrued but unpaid interest and bonus, in the aggregate amount of $2,209,426.13 for a term of one year, expiring on June 30, 2012. In addition, we agreed to pay the lender a bonus of $243,036.87 as a bonus for the loan agreement dated June 30, 2011.

On November 14, 2011, we entered into a loan agreement with an institutional lender to borrow the aggregate sum of $2 million. The loan agreement is for a term of one year and carries an interest rate of 12% per annum, compounded monthly. As additional consideration for the loan, we agreed to pay the lender a bonus in the amount of $220,000, which is payable in cash on the maturity date of the loan.

On December 9, 2011 and December 15, 2011, we entered into two loan agreements with two institutional investors to roll over an aggregate debt of $9.5 million. The loan agreements entered into in December of 2011 replaced and superseded the loan agreements with the same lenders dated December 9, 2010 and December 15, 2010. The interest rate for the loan agreement with one lender is 20% per annum, compounded monthly and the interest rate with the other lender is 25% per annum, compounded monthly. The maturity dates for the loans entered into in December 2011 is December 9, 2012 and December 15, 2012, respectively.

Financial Year ended December 31, 2010

At our annual general meeting of our shareholders held on June 18, 2010, our shareholders approved and re-confirmed a Shareholder Protection Rights Plan (the “Rights Plan”) originally implemented by our board of directors on June 22, 2005. For a description of our Rights Plan see “Capital Structure – Shareholder Protection Rights Plan”.

Development and Construction of the Kingman Project in 2010

The Kingman Generating Facility is a 10.5MW wind and solar project fully zoned for wind and solar energy situated on 1,110 acres owned by Western Wind in Kingman, Arizona.

On December 20, 2010, Kingman Energy Corp. entered into a Credit Agreement with Keybank National Association (“Keybank”) whereby Keybank provided a Treasury grant loan in the amount of $4.2 million and a Construction Loan facility of up to $16 million. The loans are secured by a first lien on all of the assets of Kingman Energy Corp.

On December 20, 2010, Kingman Energy Corp. entered into a loan agreement with RMT to borrow the sum of $4.4 million, which amount was secured by a second lien on the assets of the Kingman Generating Facility.

On December 17, 2010, Kingman Energy Corp. entered into a Turbine Supply Agreement with Gamesa as the turbine supplier for the Kingman Project, and retained RMT as the EPC contractor for the Kingman Project. We retained American Capital Energy, Inc. as the solar array EPC contractor.

Development and Construction of our Windstar Project in 2010

The Windstar Generating Facility is a 120MW wind generating facility situated on 1,850 acres of land owned by Western Wind in Tehachapi, California.

In December 2010, Windstar Energy, LLC entered into a Secured Note Purchase Agreement with various institutional lenders whereby we issued secured notes (the “Notes”) to raise gross proceeds of $204.5 million. In addition, Windstar Holding Company entered into a financing agreement with Rabobank for a line of credit of up to $55 million to finance the Windstar Project. The Notes are secured by a first lien on all the assets comprising the Windstar project and the line of credit provided through the financing agreement with Rabobank is secured by a first lien on the proceeds of the 30% cash grant from the U.S. Treasury Department and a second lien on all the assets comprising the Windstar project. The $55 million credit agreement with Rabobank will be paid upon receipt of the U.S. Treasury cash grant.

On November 30, 2010, Windstar Energy LLC entered into an Engineering, Procurement and Construction Agreement with RMT valued at $45 million whereby RMT will be the engineering, procurement and construction (“EPC”) contractor for the Windstar project.

On November 20, 2010, Windstar Energy LLC entered into a Turbine Supply Agreement with Gamesa for the procurement of up to 120 MW of wind turbine generators. The Windstar Project is equipped with Gamesa G80 and G87 2-MW turbines. This flexible product mix is capable of harnessing the uniquely varied wind regime of the Windstar Project site in Tehachapi, California.

In February 2010, we closed an acquisition of an additional 100 acres of land in Tehachapi, California relating to the Windstar Project for $936,910 net of $187,653 paid in deposits as of December 31, 2009.

Development of the Yabucoa Project in 2010

The Yabucoa Project is a 30MW solar project located on approximately 400 acres of leased land in the Municipality of Yabucoa, Commonwealth of Puerto Rico.

On August 17, 2010, Western Wind Energy US Corporation entered into a 40-year land lease agreement with PRLA to secure approximately 400 acres of land for a 30 MW PV solar project.

Development of our Mesa Generating Facility in 2010

Our 30MW Mesa wind generating facility is located in the San Gorgonio Pass near Palm Springs, California. The assets include a ROW on 440 acres of land owned by the BLM, a PPA with SCE, 460 wind turbines, a collection system, a substation, roads and a maintenance building.

On April 12, 2010, SCE extended the PPA in compliance with an order by the CPUC pending its approval of a new standard offer contract. However, prior to the CPUC’s approval, SCE entered into the Settlement Agreement with numerous parties. The Settlement Agreement resolves numerous outstanding QF disputes and provides for an orderly transition from the existing QF program to a new QF/Combined Heat and Power program for QFs greater than 20 MWs. The existing SCE PPA expires within 120 days of a CPUC decision on the standard offer contracts. The CPUC approved the Settlement Agreement on December 16, 2010 (in Decision 10-12-035).

Development of our Windridge Generating Facility in 2010

The 4.5MW Windridge wind generating facility is located on 191 acres owned by the Company in Tehachapi, California. The assets include 43 Windmatic turbines, a substation, a collection system, and a PPA with SCE, which expires on December 7, 2014, to deliver the output from 4.5MW of capacity.

The Company has a Standard Offer Power Purchase and Interconnection Agreement with SCE that will expire on December 7, 2014 to sell electricity on an “as available” basis at SCE’s SRAC price.

Western Wind was exploring options to increase the generating capacity and accordingly submitted a plan to the U.S. Federal Aviation Administration (“FAA”) in 2008 for seven new turbine sites to replace the existing turbines. The FAA is responsible for protecting the national airspace and reviews proposed obstructions, such as communications towers, wind turbines, airport flight patterns, etc., to that airspace that exceed the stated maximum height limits to determine whether the proposed obstruction will be a hazard to existing uses of the airspace. In October 2008, the FAA issued a notice stating that the seven new proposed turbines exceeded the maximum height limit for that area and would be a hazard to existing uses so the Company’s Windridge expansion plans have been temporarily suspended. The facility is currently operating below its rated capacity; however, management believes that the Company may be able to repower the Windridge facility with new turbines that are within the FAA height restrictions or by using up to 70 of the Vestas V15 wind turbines that may be available after the Mesa II project repower.

Development of our Mesa II Project in 2010

In 2009, we submitted a POD, including environmental and archaeological assessments, to BLM to repower and expand the Mesa Generating Facility to a capacity of up to 50 MW. We conducted certain wind assessment studies in order to determine the proper siting of the wind turbines for the 50 MW redevelopment project. Due to larger turbines and foundations and site terrain, the project had been reduced to 46 MW. Phase I of the redevelopment required removing the existing turbines and installing fifteen (15) new, more efficient turbines. Phase II consists of installing an additional eight (8) turbines and was dependent on obtaining transmission capacity. On September 21, 2009, the BLM issued a “Record of Decision” approving our redevelopment project and granted a 24-year extension to the ROW, expiring on September 22, 2037.

Development of our Ontario Solar Projects in 2010

During 2010, Western Wind decided to terminate all the conditional purchase agreements previously entered into with respect to land in the Province of Ontario as the potential for solar projects on these properties had decreased significantly for a variety of reasons, including zoning issues.

In connection with one land lease agreement, Western Wind filed one FIT application with the Government of Ontario which will select the successful project, based upon the transmission availability and the feasibility of the proposed projects.

Development of our Windswept Project in 2010

On October 26, 2009, we secured approximately 571 contiguous acres near Tehachapi, California, west of our Windstar Generating Facility, through land purchases and ground leases to pursue the development of a wind energy project. We are currently testing the wind resource on the land to confirm suitability, and are working on acquiring or leasing additional contiguous parcels of land to increase the capacity of the Windswept Project.

Private Placements and Corporate Loans

In December 2010, we entered into two loan agreements with two institutional lenders to borrow an aggregate of $9.5 million. The loans carried an interest rate of 12% per annum, compounded monthly. The loans were due in December 2011. The loans were secured by our property. A bonus, in the amount of $900,000, was paid to one of the institutional lenders and $4,500 in finance fees were paid directly related to the financing. In December 2011, prior to the maturity date of each loan, both loan agreements entered into in December 2010 were replaced with a new loan agreement with each lender.

As stated above, the loan agreements entered into in December 2011 superseded the loan agreements entered into in December 2010. See “General Development of Our Business – Financial Year ended December 31, 2011”.

On November 30, 2010, we closed the first tranche of a private placement wherein we issued 914,482 units at a price of $1.00 per unit for gross proceeds of $929,114. Each unit was comprised of one common share and one half of one share purchase warrant. One whole warrant entitles the holder to purchase one additional share at a price of $1.25 per share until November 30, 2012. In connection with the private placement, we paid a cash finders’ fee in the amount equal to 7% of the proceeds of the private placement and issued 64,013 share purchase warrants to the finder. Each finder’s warrant entitles the holder to purchase one unit at a price of $1.00 per share until November 30, 2012. The finder’s units have the same characteristics as the units sold in the private placement.

On July 30, 2010, we borrowed the sum of $2 million pursuant to a loan agreement with a U.S. institutional lender. The loan carried an interest of 10% per annum and was due on June 30, 2011. In connection with this loan, we issued 463,471 Common Shares as a bonus to the institutional lender at a deemed price of $0.92. A finder’s fee was paid to PI Financial Corp. (“PI”), which acted as an advisor on the loan and private placement, in the amount of 7% cash and 7% finder’s warrants. The finder’s warrants, totalling 311,303, have a term of two years from the date of issuance and an exercise price of $1.15 per share.

As stated above, the loan agreement dated June 30, 2010 was replaced by a new loan agreement dated effective June 30, 2011, wherein the outstanding principal and accrued but unpaid interest was rolled over for one year, with the maturity date for the loan agreement dated June 30, 2011 being June 30, 2012. See “General Development of Our Business - Financial Year ended December 31, 2011”.

On July 8, 2010, we closed a non-brokered private placement of 2,593,300 units at a price of $1.10 per unit for gross proceeds of $2,954,989. Each unit consisted of one Common Share and one half of one share purchase warrant. Each whole warrant entitles the holder to purchase one additional Common Share at a price of $1.50 per share for a period of two years from the date of issuance.

On January 15, 2010, we entered into two loan agreements with two institutional lenders for a total of $2.5 million. The loans carried an interest rate of 10% per annum. A bonus was payable to the institutional lenders in the amount of 352,534 of our Common Shares at a deemed price of $1.46. In addition, a finder’s fee was payable to PI which acted as an advisor on the loans, in the amount of 7% cash and 7% warrants. The warrants issued to PI expired on January 21, 2012.

As stated above, effective January 15, 2011, both loan agreements entered into in January 2010 were replaced with new loan agreements with each lender rolling over the outstanding principal and accrued but unpaid interest. The loan agreements dated January 15, 2011 were further replaced with loan agreements dated January 15, 2012. See “General Development of Our Business – Financial Year ended December 31, 2011”.

Financial Year ended December 31, 2009

Development of our Kingman Project in 2009

The Kingman Generating Facility is a 10.5MW wind and solar project fully zoned for wind and solar energy on 1,110 acres owned by Western Wind in Kingman, Arizona.

On December 5, 2006, we purchased 1,110 acres of land near Kingman, Arizona for $1,643,630. The land was acquired for the development of the Kingman Project.

On October 20, 2009 we entered into a 20 year fixed price PPA with UNS to sell electricity generated on a proposed fully integrated wind and solar energy project. The Arizona Corporation Commission approved the PPA on April 1, 2010. In addition, we executed a contract with UNS to construct the interconnection facilities, including the transmission line from the project substation to the point of interconnection with the UNS transmission system.

Development of our Windstar Project in 2009

The Windstar Generating Facility is a 120MW wind generating facility on 1,850 acres of land owned by Western Wind in Tehachapi, California.

In 2009, we purchased 135 acres of land in Tehachapi Pass, California totaling $2,249,031 for the Windstar Generating Facility. As of the date of this AIF, we own 1,850 acres of land located in the Tehachapi Pass Wind Park. Parcels of land in excess of 1,015 acres are zoned for wind farm development, with the remaining parcels used for setback and other purposes. The Kern County Board of Supervisors approved our 120 MW project zone change request on June 9, 2009. Five meteorological towers had been erected since May 2006 to provide data for wind assessment reports, to forecast electricity production and to provide guidance regarding the most suitable location to erect wind turbines in order to optimize electricity production. Our purchase was based on this information and other factors.

On October 27, 2009, we entered into a Large Generator Interconnection Agreement with CAISO and SCE to deliver power to SCE’s Vincent Substation. In February 2009, CAISO granted our request to extend the commercial operation deadline from December 31, 2010 to December 31, 2012 due to its delays in processing our interconnection request.

On August 24, 2009, we entered into a major wind turbine reservation order with Gamesa for the procurement of up to 120 MW of wind turbine generators.

On August 11, 2009, we engaged R. W. Beck Inc. and DNV Global Energy Concepts Inc. as the independent engineers for the Windstar Project.

On July 9, 2009, we engaged The Manufacturers Life Insurance Company to arrange up to $200 million in senior secured project financing to support the Windstar project.

On March 8, 2005, Aero Energy LLC negotiated a PPA with SCE to supply the output from a 120 MW facility no later than December 31, 2009. On December 17, 2009, we amended the PPA with SCE in order to update certain terms in order to reflect the current market conditions and the then current status of the project.

Operation of our Mesa Generating Facility in 2009

Western Wind’s 30MW Mesa wind generating facility is located in the San Gorgonio Pass near Palm Springs, California. The assets include a ROW on 440 acres of land owned by the BLM, a PPA with SCE, 460 wind turbines, a collection system, a substation, roads and a maintenance building.

Development of our Windridge Generating Facility in 2009

The 4.5MW Windridge wind generating facility is located on 191 acres owned by the Company in Tehachapi, California. The assets include 43 Windmatic turbines, a substation, a collection system, and a PPA with SCE, which expires on December 7, 2014, to deliver the output from 4.5MW of capacity.

The Company has a Standard Offer Power Purchase and Interconnection Agreement with SCE that will expire on December 7, 2014 to sell electricity on an “as available” basis at SCE’s SRAC price.

Western Wind was exploring options to increase the generating capacity and accordingly submitted a plan to the U.S. Federal Aviation Administration (“FAA”) in 2008 for seven new turbine sites to replace the existing turbines. The FAA is responsible for protecting the national airspace and reviews proposed obstructions, such as communications towers, wind turbines, airport flight patterns, etc., to that airspace that exceed the stated maximum height limits to determine whether the proposed obstruction will be a hazard to existing uses of the airspace. In October 2008, the FAA issued a notice stating that the seven new proposed turbines exceeded the maximum height limit for that area and would be a hazard to existing uses so the Company’s Windridge expansion plans have been temporarily suspended. The facility is currently operating below its rated capacity; however, management believes that the Company may be able to repower the Windridge facility with new turbines that are within the FAA height restrictions or by using up to 70 of the Vestas V15 wind turbines that may be available after the Mesa II project repower.

On February 17, 2006, we acquired the 4.5 MW Windridge Generating Facility for the sum of $825,000, and an additional cost of $84,999 for environmental, surveying and legal fees incurred in connection with the acquisition. The purchase of Windridge was financed by a mortgage of $275,000 with interest payable annually at the rate of 8% and principal originally due on February 17, 2008 and then extended to June 15, 2009. The loan principal and outstanding interest were repaid on June 15, 2009.

Development of our Mesa II Project in 2009

In 2009, we submitted a POD, including environmental and archaeological assessments, to BLM to repower and expand the Mesa Generating Facility to a capacity of up to 50 MW. We conducted certain wind assessment studies in order to determine the proper siting of the wind turbines for the 50 MW redevelopment project. Due to larger turbines and foundations and site terrain, the project had been reduced to 46 MW. Phase I of the redevelopment required removing the existing turbines and installing fifteen (15) new, more efficient turbines. Phase II consists of installing an additional eight (8) turbines and was dependent on obtaining transmission capacity. On September 21, 2009, the BLM issued a “Record of Decision” approving our redevelopment project and granted a 24-year extension to the ROW, expiring on September 22, 2037.

Development of our project in Ontario in 2009

In 2007, we began developing solar energy projects in Ontario, through Solargenics. Under the Ontario Power Authority’s Standard Offer Program, renewable energy projects that are 10MW or less can interconnect with the local distribution system, provided there is sufficient capacity. Such eligible projects are then paid a standard price of $443 per MWh, often known as a “feed-in” tariff.

During 2008 and early 2009, we entered into five conditional purchase agreements to acquire land in the Province of Ontario for the potential development of solar energy facilities. During 2009, one of the conditional purchase agreements expired. Pursuant to the terms of the remaining four agreements, we paid deposits of $47,000 CAD, which was to become non-refundable when we obtained all government, municipal, utility and other contracts, agreements and approvals necessary to develop the solar energy facilities. Additional future payments of $3,589,000 CAD were contingent on reaching certain development milestones such as appropriate zoning. Title to the properties was not to be transferred to us until the full purchase price had been paid. As discussed above, in 2010, we terminated all conditional land purchases in Ontario. See “Financial Year Ended December 31, 2010 – Development of our Ontario Solar Projects in 2010”.

Development of our Windswept Project in 2009

On October 26, 2009, we secured approximately 571 contiguous acres near Tehachapi, California, west of our Windstar Generating Facility, through land purchases and ground leases to pursue the development of a wind energy project. We are currently testing the wind resource on the land to confirm suitability, and are working on acquiring or leasing additional contiguous parcels of land to increase the capacity of the Windswept Project.

Development of our Barstow Project in 2009

On November 13, 2007, we leased 3,300 acres of land from the BLM with the objective of developing a wind and solar energy project near Barstow, California. After reviewing our environmental and cultural surveys of the area for the installation of meteorological towers, BLM issued an environmental assessment and, effective April 2, 2009, a three-year grant authorizing us to install two towers. The towers were installed during the second quarter of 2009.

Significant Acquisitions

During the past three fiscal years, our significant acquisitions have been the purchase of real property and producing wind and solar generating assets. See “Generating Facilities, Projects under Construction and Development” for a description of our real estate acquisitions undertaken during the three most recently completed financial years.

3.	A DESCRIPTION OF OUR BUSINESS

3.1	General

Overview

We are engaged in the acquisition, development and operation of utility-scale renewable energy generation facilities and projects, focusing on wind and solar energy, and selling the electrical energy we produce at wholesale prices to regulated utility companies. The components of a utility-scale wind and solar facility include wind turbines, solar panels, a power distribution system, control and maintenance facilities, inverters, and a transformer and substation that connect the turbine and solar facilities with the utility power grid.

Effective January 27, 2012, we have four active generating facilities – Windstar, Kingman, Mesa, and Windridge. We sell electrical energy produced from the Windstar, Mesa, and Windridge generating facilities to SCE, while the Kingman generating facility sells electricity to UNS.

We currently have one project under construction, the 30 MW Yabucoa Solar project located in Puerto Rico, and a number of other prospective wind and solar projects upon which we are currently conducting resource and other analysis.

Regulation of Renewable Energy

Our generating facilities are located in the United States. In the United States, the sale of electricity at wholesale is regulated by the United States Federal Energy Regulatory Commission (“FERC”). Among other things, FERC administers public utilities and portions of the United States Public Utility Regulatory Policies Act (“PURPA”). One purpose of PURPA is to encourage electric utilities (including public utilities) to purchase power from generators that use alternative energy sources, including renewable resources such as wind and solar, or from cogeneration facilities that use energy more efficiently. Although most aspects of PURPA’s implementation was left to individual states, FERC is responsible for establishing the requirements and overseeing whether a generator meets the requirements for a QF under FERC’s regulations. Among other benefits, under some circumstances, FERC can require electric utilities to purchase QF power, at either an “avoided cost” rate or a negotiated rate. The “avoided cost” is the incremental cost to an electric utility of electric energy or capacity which, but for the purchase from the QF, such utility would generate itself or purchase from another source. The Mesa Generating Facility, Kingman Generating Facility, Windridge Generating Facility, Windstar Upper and Lower Resource (each resource with their own substation) have each self-certified to FERC that they meet QF requirements.

In addition to the incentives associated with FERC’s administration of PURPA, there are other federal and state renewable energy initiatives which have had, and continue to have, an impact on our business.

In California, deregulation legislation, such as the Assembly Bill 1890 and the Renewable Energy Program, were implemented in the mid-1990's in part to encourage the development of renewable power generation projects through various incentives. In November 2008, then-California Governor Arnold Schwarzenegger signed Executive Order S-14-08 requiring that California utilities reach a 33% renewable energy goal by 2020. In September 2009, Governor Schwarzenegger signed Executive Order S-21-09, requiring the Air Resources Board under the California Environmental Protection Agency to adopt a regulation by July 1, 2010 requiring California’s load-serving entities to meet the 33% renewable energy goal through the creation and use of renewable energy sources to ensure reduction of greenhouse gas emissions. In the ongoing effort to codify the ambitious 33% by 2020 goal, current California Governor Edmund G. Brown, Jr. signed Senate Bill X1-2 in April 2011. This new Renewable Portfolio Standard (“RPS”) replaces the California Air Resources Boards’ 33% Renewable Electricity Standard and applies to all electricity retailers in the state including publicly owned utilities, investor-owned utilities, electricity service providers, and community choice aggregators. All of these entities must adopt the new RPS goals of 20% of retail sales from renewables by the end of 2013, 25% by the end of 2016, and the 33% requirement by the end of 2020.

Tax incentives are another method the U.S. is using to encourage investment in renewable generation. On October 3, 2008, the President of the United States signed the Emergency Economic Stabilization Act of 2008 into law. This legislation contains a number of tax incentives designed to encourage both individuals and businesses to make investments in solar energy, including an eight-year extension of the business solar investment tax credit (“ITC”). The ITC is a 30% tax credit on solar property effective through December 31, 2016. The ARRA further extended the U.S.$0.021/kWh Production Tax Credit (“PTC”) through December 31, 2012, and provides an option to elect a 30% ITC or an equivalent cash grant from the U.S. Department of Treasury before the credit termination date being December 31, 2012 for Wind and December 31, 2016 for Solar. The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Tax Relief Act”), signed into law on December 17, 2010, extends the cash grant program for an additional year, through December 31, 2011. In addition, the Tax Relief Act allows 100% bonus depreciation on new equipment placed into service after September 8, 2010, through to December 3, 2011, subject to certain qualification requirements.

In the U.S., some state governments have amended their utility regulations and “deregulated” the generation of electric energy. Among other things, deregulation allows consumers to purchase electricity from a source of their choice. In Arizona, the state’s Retail Electric Competition Rules allow retail (i.e., end-use) customers to choose among competitive energy service providers. Kingman Energy Corporation is not certified by the Arizona Corporation Commission to offer retail service.

In Canada, the federal and provincial governments offer incentives for the development and generation of renewable energy. Wind and solar generated power qualify for such incentives, which include tax credits and direct subsidies. In May 2009, the Province of Ontario passed the Green Energy and Green Economy Act (Ontario) (the “Green Energy Act”), which provides, among other things, for financial incentives to developers of renewable energy projects. Pursuant to the Green Energy Act, the Ontario Power Authority introduced the FIT program designed to encourage the development of renewable energy projects in Ontario. Under the FIT program, the OPA offers long-term contracts and stable pricing to renewable energy producers. For example, for wind energy projects, the contract price for wind energy generated pursuant to a 20 year power purchase agreement is 13.5 cents per kWh, adjusted in accordance with the Ontario Consumer Price Index.

Production Methods

Wind generated electrical energy is essentially the harnessing and conversion of wind energy, or kinetic energy, into another form of energy, such as electrical energy. Wind energy is generated by erecting wind turbines on a parcel of land that has high and consistent wind speed to propel the rotor blades of a wind turbine. The blades are connected to a horizontal shaft and, as the wind blows, the blades cause the shaft to turn. The shaft is attached to a generator located inside the head or “nacelle” of the turbine, which generates electricity. Individual turbines are connected with a medium-voltage power collection system and a communications network. The medium-voltage current is increased in voltage at a substation, and the electric current is then connected to a high voltage electro-power transmission system.

Solar generated electrical energy is essentially the harnessing and conversion of sunlight into electrical energy. Solar energy is generated by installing photovoltaic (PV) solar modules, and a tracking system, on a parcel of land that has a large area of concentrated and consistent sunlight that can be harnessed and converted into an electric current using the photoelectric effect. The solar modules are connected with a medium-voltage power collection system and a communications network. The medium-voltage current is increased in voltage at a substation, and the electric current is then connected to a high voltage electro-power transmission system.

Principal Markets and Projects

Our generating facilities are located in, and our primary focus for development is in, southern California, Arizona, Puerto Rico and Ontario. The majority of our projects under development are located in California and Arizona, where we control land through direct ownership, right of way grants, leases or exclusive building rights under letters of intent. In addition, we control 400 acres of land in Yabucoa, Puerto Rico to develop our solar energy project. California has three major regulated investor-owned utilities and many municipal utilities, all of which are required by California state law to have renewable sources of generation in their resource portfolios, whether generated or purchased. Arizona and Ontario utilities have similar requirements. Due to U.S. federal regulations requiring that transmission owners provide service on the same terms to all generators requesting service, known as “open access”, independent power producers, such as our company, are able to develop wind and solar energy projects in areas where such resources are most prevalent and sell power to anyone interconnected with the transmission grid. California’s transmission grid is operated by CAISO, the regional transmission organization.

Revenues for the financial years ended December 31, 2011 and December 31, 2010

As indicated elsewhere in this AIF, as at March 30, 2012, we have four wind and a solar energy generating facilities which are in operation and producing revenues; Windstar, Kingman, Mesa and Windridge. In addition, we have other wind and solar energy projects, all of which are currently non-producing and under various stages of development. For the financial years ended December 31, 2011 and 2010, we generated electricity sales revenues of $3.25 million and $2.64 million per year respectively.

Specialized Skill and Knowledge

Our senior executives and consultants have extensive knowledge of the wind energy business. Developing a wind and solar generating facility, from the initial stages through to production, requires an in-depth knowledge of multiple facets of the wind and solar energy industry, including, analyzing and evaluating suitable parcels of land to acquire or lease, analyzing wind and other meteorological data, analyzing solar arrays, negotiating PPAs with utilities, securing debt and equity financing, understanding the electrical distribution system, understanding the regulatory regime within the area in which we operate and understanding the technical requirements for each of our projects, such as determining which wind and solar and other related equipment will be suitable and necessary for each particular project. Our management team has, collectively, over 30 years of experience in the wind energy business.

Competitive Conditions

Wind and solar energy requires a large land base and good wind or solar resources. Given these constraints and the increasing focus on renewable energy to offset the environmental problems caused by fossil fuels, the wind and solar energy industries are highly competitive. Since a significant land base in high wind and solar areas is key to success, we focus our competitive strategy on purchasing and leasing land in areas that have already been tested for a high wind resource. Often, these areas are also high solar resource areas. By focusing on obtaining the land resources in desirable geographic areas first, we have the ability to test the resource in multiple areas concurrently and to concurrently develop multiple projects. This is particularly relevant in California, where there is now a target of 33% renewable energy by 2020, requiring regulated utilities serving the state of California to purchase significant renewable energy.

In the markets where we conduct our business, we compete with many energy producers including electric utilities and large independent power producers. There is also competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as hydro and geothermal. The competition depends on the resources available within the specific markets. Deregulation and consumer preference are becoming important factors in increasing the development of alternative energy projects. We believe that governments and consumers recognize the importance of renewable energy resources in the energy mix, and are facilitating the implementation of wind and other renewable technologies through renewable portfolio standards and revenue and tax incentives.

Arizona and California are primarily served by large utilities, such as SCE, Pacific Gas & Electric Company, San Diego Gas & Electric Company, Arizona Public Service Company (“Arizona Public Service”) and UNS Electric. All of these entities have non-regulated subsidiaries, or related entities or affiliates that develop generating facilities. In addition, utilities from other states and countries have established large wind and solar energy generating companies, such as NextERA Energy Resources, enXco, Inc. and PPM Energy, Inc.

As a producer of wind-generated electrical energy, the key raw material is wind, which must be harnessed by erecting wind turbines on land where there is sufficient and consistent wind speed. As a result of the foregoing requirements, there are limited geographic areas which are suitable for constructing a wind farm. As a result, we compete with numerous other entities, many of which are much larger with greater financial resources, to acquire, lease or otherwise secure suitable land which has all of the necessary characteristics (such as location and wind speed) to develop and construct a profitable wind farm.

Components of Wind/Solar Generating Facilities

The key costs required to develop sites include: engineering, the purchase and delivery of equipment, road construction, installation of interconnection and collection systems, construction of foundations, and other construction costs.

The basic raw materials and components necessary to develop a wind and/or solar farm are: an interest in a land which is of sufficient size to install wind and solar equipment and which is located in an area with a consistent, strong wing speed or solar array and of close proximity to a transmission line to transport the electricity generated. We actively seek to acquire or otherwise secure suitable tracts of land located in areas with a rich, strong wind and solar resource. We may acquire or lease land from private landowners, or alternatively, lease land directly from the state or province. Raw land, in most instances, will need to be re-zoned to permit the construction of a wind and/or solar farm. Suitable land is limited and the prices for such land is dependent, in part, upon the demand and prices of electricity, particularly wind and/or solar generated electricity.

Cycles and Seasonality

Revenue from wind and solar generating facilities comes primarily from the sale of electricity. Electricity prices vary due to the demand for electricity, competing electricity sources, and support for renewable energy. In the future, California and other states may create markets for “renewable energy credits” (“RECs”, also known as “green tags” or “renewable energy certificates”), allowing the green attributes to be valued and sold separately from the electricity generated. Green credits have the potential to evolve into a significant source of revenue. We continue to focus on markets that provide the highest potential returns, primarily California, but also Arizona, Puerto Rico and the Province of Ontario.

Our operating wind generating facilities depend on sufficient and consistent wind speed to generate electricity while our operating solar generating facilities depend on sufficient and consistent solar array. Wind speeds vary in different regions and seasons and at different times of the day and the solar array also varies in different regions and seasons at different times of the day.

Our quarterly revenues are subject to seasonality. During the winter period in California, lower wind resources commonly occur, and therefore, Western Wind is subject to lower sales revenues during the first and fourth quarter of each fiscal year. The California spring and summer months typically generate much higher wind resources, leading to higher sales revenues for Western Wind in the second and third quarter of each fiscal year. During the winter period in Arizona, higher wind resources commonly occur acting as a hedge against lower resource months in California. Our revenue will depend, in part, upon the price per MW of electricity, as determined by the particular PPA in place with the utility. Our current PPAs for our Mesa and Windridge generating facilities provide for pricing based on variable Short Run Avoided Cost (“SRAC”) prices, which are influenced by oil and gas prices. As oil and gas costs fluctuate with the market and the heating and cooling seasons, our revenues correspondingly fluctuate. However, this variability in revenues is mitigated by our current PPAs for our Windstar and Kingman generating facilities, which are based upon twenty (20) year fixed price contracts. In addition, on November 2, 2011, we executed a fixed price PPA with San Diego Gas & Electric for our Mesa Generating Facility through 2013, which will replace the current variable SRAC-based PPA with SCE.

Economic Dependence

Our largest customer is SCE, with which we have a PPA for three of our generating facilities; Windstar, Mesa and Windridge. Sales of electricity to SCE totalled 77% of our gross revenues for the financial year ended December 31, 2011.

Changes to Contracts

We sell electricity to utilities pursuant to the terms of a PPA. We have two PPAs with SCE for the sale of electricity from our Windstar and Windridge generating facilities, one PPA with SDG&E for the sales of electricity from our Mesa Generating Facility, one PPA with UNS for the sales of electricity from our Kingman Generating Facility, and one PPA with PREPA for the sales of electricity from our Yabucoa Generating Facility. If any of our PPAs were to be terminated, particularly with our major customer, it would have a materially adverse effect on our revenue and operations in the current financial year. In addition, we have entered certain agreements with third party service providers for the provision of various services such as operations and maintenance in connection with our operating wind generating facilities. If any of these service agreements should be terminated, it could have an adverse effect on our operations in the current financial year.

Environmental Protection

Numerous U.S. federal and state environmental laws can affect the development of renewable energy, such as the California Environmental Quality Act. These laws require that certain studies be conducted to ensure that there are no significant adverse impacts on wildlife, humans and the environment generally. The significant impacts of wind energy projects are on visibility, noise, birds, wildlife habitat and soil erosion. Changes in environmental laws can impose significant expenses on renewable energy development.

International treaties and protocols, such as the Kyoto Protocol, have significantly impacted the development and implementation of renewable energy technologies. Certain countries and regions also have established emission trading programs. Under emission trading programs, utilities and factories are permitted to produce a certain level of emissions. If such an entity produces fewer emissions than its allotment, the entity may sell its excess allotment to parties exceeding their emissions allotments. To date, these mechanisms are at an early stage of development within the U.S. and Canada. Credit trading provides the potential for creating additional income for renewable energy producers, rationalizing of electricity prices for utilities and reducing the overall retail price for green power.

We believe that increasing emphasis on green technologies and governmental incentives in our industry should have a positive long-term effect on our business and the wind energy industry in general.

Employees

We have nine full-time employees and no part-time employees. The majority of work done on our projects is undertaken through independent consultants and contractors.

To ensure performance as we grow, we staff our teams with people who have multiple skills and industry knowledge and expertise. We expand and create our management and development teams as the need arises. Currently, our teams focus on the following areas:

  Management (including regulatory affairs)

  Development
  Operations and Maintenance

Our management team consists of Jeffrey J. Ciachurski, our Chief Executive Officer, Kevin Craig, our Chief Financial Officer, Chris Thompson, our Senior Vice President of Project Finance, and T. Alana Steele, our Chief Operating Officer and General Counsel. Our project team consists of Alana Steele, J. Michael Boyd, Steve R. Mendoza, Greg Wilson, Robert Bevin, Tom Dugan, and Tom Biernat.

Our operations and maintenance function is outsourced to each project’s turbine supplier during the relevant warranty period and to Green Energy Maintenance Corp (“GEM”) (formerly Airstreams Maintenance Corporation (“Airstreams”)), an independent company with extensive experience in operating and maintaining wind and solar generating facilities, for the balance of the plant operations and maintenance and post-warranty operations and maintenance. GEM provides the balance of plant operation and maintenance services for Windstar and Kingman in addition to the operation and maintenance provided by the turbine supplier, as well as full operations and maintenance services for our Mesa and Windridge generating facilities.

We retain our officers, managers and administrative personnel, including members of our management team in Vancouver, British Columbia, and our personnel in the U.S. under consulting agreements.

Foreign Operations

Almost all of our wind and solar projects are located outside Canada and are operated by our wholly-owned subsidiaries, many of which are incorporated or organized in jurisdictions outside Canada. As a result, our operations are substantially dependent upon our foreign operations. Currently, all of our revenue is generated from the sale of electricity to SCE in California, and UNS in Arizona.

3.2	Risk Factors

Prior to making an investment decision investors should consider the investment risks set out below and those described elsewhere in this AIF, which are in addition to the usual risks associated with an investment in a business at an early stage of development. We consider the risks set out below to be the most significant to our potential investors, but not all of the risks associated with an investment in our securities. If any of these risks materialize into actual events or circumstances or other possible additional risks and uncertainties of which we are currently unaware or which they consider not to be material in relation to our business, actually occur, our assets, liabilities, financial condition, results of operations (including future results of operations), business and business prospects, are likely to be materially and adversely affected.

Operating Risks

We may not be able to place our Yabucoa generating facility into service by December 31, 2016 to qualify for the credit termination date (30% cash grant from the U.S. Treasury Department).

Under the ARRA, funds will be granted to persons who place in service specified energy property during 2009 or 2010 or after 2010 if construction began on the property during 2009, 2010 or 2011 and the property is placed in service by a certain date specified by the ARRA. In order for Western Wind to qualify for the investment credit or cash grant, construction of our Yabucoa project must have begun before December 31, 2011 and be placed in service before the credit termination date being December 31, 2016. If we fail to meet these deadlines, we will not qualify for either the investment credit or cash grant, which could impact the feasibility of our project.

We have a history of losses.

We have an accumulated deficit since incorporation through the year ended December 31, 2011. Our ability to maintain profitability depends on the successful operation of our generating facilities, our decision to invest in development projects, our ability to construct new projects or acquire wind/solar generating facilities, and to generate and sell electricity at a profit.

Our ability to manage our growth successfully is crucial to our future.

We are subject to a variety of risks associated with a growing business. Our ability to operate successfully in the future depends upon our ability to maintain our existing wind and solar generating facilities; to finance, develop, and construct future renewable energy projects, implement and improve the administration of financial and operating systems and controls; expand our technical capabilities and manage our relationships with landowners and contractors. Our failure to manage growth effectively could have a material adverse effect on our business or results of operations.

Notwithstanding the ARRA and other regulatory incentives, we may not be able to finance the development or the construction costs of building wind and solar generating facilities.

We do not have sufficient funds from the cash flow of our operations to fully finance the development or the construction costs of building wind and solar generating facilities. Additional funds will be required to find and carry out the development and construction of new projects. Additional financing may not be available on acceptable terms, if at all, even with various regulatory and tax incentives. If we are unable to raise additional funds when needed, we may be required to delay development and construction of future wind or solar facilities, reduce the scope of our projects, and/or eliminate or sell some or all of our development projects.

Changes in oil and gas prices can negatively affect our energy prices.

Some of our PPAs provide for pricing based on variable SRAC prices that are influenced by oil and gas prices. As oil and gas prices fluctuate with the market and the heating and cooling seasons, our revenues correspondingly fluctuate.

We may not be able to obtain suitable land parcels to develop our wind and solar generating facilities.

Although we may own, lease or have rights to certain land parcels, we may not be able to secure additional suitable land parcels that can be appropriately zoned to complete our wind and solar farm projects.

We may not be able to obtain access to the transmission lines necessary to deliver the power we produce and sell.

We depend on access to transmission facilities so that we may deliver power to the purchaser. If existing transmission facilities do not have available transmission capacity, we would be required to pay for the upgrade of existing transmission facilities or to construct new ones. There can be no assurance that we will be able to secure access to transmission facilities at a reasonable cost, or at all. As a result, expected profitability on a project may be lower than anticipated or, if we have no access to electricity transmission facilities, we may not be able to fulfill our obligations to deliver power or to construct the wind and/or solar power generating facility or we may be required to pay liquidated damages.

If our subsidiaries default on their obligations under their respective debt financings, we may be required to make certain payments to the relevant lenders or these lenders may foreclose on the collateral securing the debt, which could cause us to lose certain assets, including our wind and solar generating facilities.

Our debt consists primarily of construction and term loans, both of which are secured by the generating facility’s physical assets, major contracts, cash collateral accounts, the US Treasury Department cash grant and our ownership interest in the project subsidiary. If our subsidiaries default on their obligations under the relevant financing agreement, creditors may foreclose on the relevant collateral and we may lose our ownership interest in the relevant subsidiary or some or all of our assets. The loss of our ownership interest in one or more of our subsidiaries or their assets could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to currency risk since we raise equity capital in Canadian dollars and a significant portion of our investment in property, plant and equipment and development costs are in U.S. dollars.

As we are headquartered in Canada and raise equity capital in Canadian dollars, we are subject to currency risk on our operating, development and construction expenditures in the U.S. Settlement of our U.S. denominated debts and payables as they come due may result in foreign exchange losses.

We may not be able to secure new power purchase agreements, and we may not be able to fulfill our obligations to utilities under our current agreements.

Although we have entered into, or acquired assignments of, power purchase agreements with leading utilities in the areas where we are developing wind and solar generating facilities, we may not be able to secure additional power purchase agreements for future wind and solar projects. As such, we may never be able to expand beyond the contracts that we currently have. In addition, if we fail to construct our wind and solar farm projects in a timely manner, we may be in breach of our existing power purchase agreements and such agreements may be terminated.

The operation of our operating wind and solar generating facilities and the operation of future projects may be subject to equipment failure.

After the construction of a wind or solar generating facility, the electricity produced may be lower than anticipated because of equipment malfunction. For new wind and solar generating facilities, the loss from operations is covered by the manufacturer’s warranty, for periods of two to ten years, and the risk is not covered when existing wind and solar generating facilities with older equipment are acquired. Unscheduled maintenance can result in lower electricity production for several months, and correspondingly, in lower revenues.

Environmental and Weather Risks

Changes in weather patterns may affect our ability to operate our proposed projects.

Meteorological data we collect during the development phase of a project may differ from actual results achieved after wind turbines are erected. While long-term wind patterns have not varied significantly, short-term patterns, either on a seasonal or on a year-to-year basis, may vary substantially. These variations may result in lower revenues and higher operating losses.

Environmental damage on our properties may cause us to incur significant financial expenses.

Environmental damage may result from the development and operation of our wind and solar generating facilities. The construction of wind and solar generating facilities involves, among other things, land excavation and the installation of concrete foundations. Equipment, such as wind turbines located on generating facilities, can be a source of environmental concern. We are required to carry out reclamation work to return leased properties to their original state at the termination of the lease. The costs to complete reclamation work and remove obsolete equipment may be significant. In addition, environmental regulators may impose restrictions on our operations, which would limit our ability to obtain the appropriate zoning or conditional use permits for new renewable energy generating facilities. We may also be assessed significant financial penalties for any environmental damage caused on properties that are leased, and we may be unable to sell properties that are owned. Financial losses and liabilities that may result from environmental damage could affect our ability to continue to do business.

Competitive Risks

Renewable energy must compete with traditional fossil fuel sources.

In addition to competition from other industry participants, we face competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as hydro and geothermal. The competition depends on the resources available within the specific markets. However, deregulation, legislative mandates for renewable energy, and consumer preference for environmentally more benign energy sources are becoming important factors in increasing the development of alternative energy projects.

Turbulence in global financial markets and economies may adversely affect the solar and wind industry, the demand for solar and wind power products, and our operating results, financial condition and liquidity.

The demand for solar and wind power products is influenced by macroeconomic factors such as global economic conditions, the supply and the prices of other energy products, such as oil, coal and natural gas, as well as government regulations and policies concerning the electric utility industry. A decrease in prices of fossil fuels, for example, could reduce demand for alternative forms of energy, such as solar and wind energy. We are affected by the solar and wind market and industry trends.

There may, however, still be great uncertainties in the global credit and lending environment. If the demand for solar and wind power products deteriorates again due to these macroeconomic factors or turbulence in global economic conditions, our ability to refinance maturing liabilities and access the capital markets to meet liquidity needs, and the liquidity and financial condition of our customers may be adversely affected. This would delay and lengthen our cash collection cycles and negatively impact our operating results. Additionally, our share price may decrease if investors have concerns that our business, financial condition and results of operations will be negatively impacted by a global economic downturn.

Regulatory Risks

Our business is subject to significant government regulation and, as a result, changes to such regulations may adversely affect our business.

Our operations are subject to changes in government regulatory requirements, such as regulations related to the environment, zoning and permitting, financial incentives, and taxation. The operation of wind and solar generating facilities is subject to regulation by various U.S. and Canadian government agencies at the federal, state (or provincial) and municipal level. There is always the risk of change in government policies and laws, including but not limited to laws and regulations relating to income, capital, sales, corporate or local taxes, and the removal of tax incentives related to our industry. Changes in these regulations could have a negative impact on our profitability. Currently, there are laws, regulations and financial incentives favorable to renewable energy producers, such as:

i)	renewable portfolio standards, which require that power purchasers obtain a specific percentage of their power requirements from renewable resources; and

ii)	U.S. Production Tax Credit that provides approximately 2.1 cents per kilowatt-hour (kWh) of federal tax benefit for the first ten years of a renewable energy facility's operation, indexed for inflation;

These laws provide benefits by facilitating higher revenues and cash flow and project financing. Tax incentives exist in most of the jurisdictions in which we operate. These laws and tax policies may change and such changes may reduce or eliminate the special incentive for the generation of clean energy and wind power, which may result in the cancellation of projects or reduce revenues and cash flow.

Employment Risks

Our ability to hire and retain qualified personnel and contractors could be an important factor in the success of our business. Our failure to hire and retain qualified personnel may result in our inability to manage and implement our plans for expansion and growth.

Competition for qualified personnel in the renewable energy industry is significant. To manage growth effectively, we must continue to implement and improve our management systems and to recruit and train new personnel. We may not be able to continue to attract and retain the qualified personnel necessary to carry on our business. If we are unable to retain or hire additional qualified personnel as required, we may not be able to adequately manage and implement our plans for expansion and growth.

Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers and key employees. If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we might not be able to replace them easily, in a timely manner, or at all. Our business may be severely disrupted, our financial conditions and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key professionals and staff members. Each of our executive officers and key employees/consultants has entered into an employment/consulting agreement with us, which contains non-competition provisions.

Enforcement Risks

U.S. residents who own Common Shares may not be able to enforce civil judgments in Canada.

U.S. investors’ ability to enforce civil liabilities under applicable U.S. federal and state securities laws may be adversely affected because we are organized under the laws of British Columbia and because most of our officers or directors are not residents of the U.S. As a result, it may be difficult or impossible for U.S. investors to effect service of process upon us or our officers or directors within the U.S. Realizing judgments of U.S. courts for civil liabilities under applicable U.S. federal and state securities laws against us or our officers or directors may be difficult. Courts in Canada may not enforce: (i) judgments of U.S. courts obtained in actions against us or our officers or directors that are predicated upon the civil liability provisions of applicable U.S. federal and state securities laws; and (ii) in actions filed in Canada against us or our officers or directors predicated upon such laws.

Securities Risks

Our share price is subject to significant fluctuations.

The trading price of our Common Shares could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of our business strategy, competition, financial markets, oil and gas prices and other fossil fuel prices or applicable regulations which may affect our business and other factors.

U.S Investors in non-U.S. issuers have fewer protections and less information than U.S. investors in securities of U.S. issuers.

We are a “foreign private issuer” as defined in the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are exempt from certain provisions of the Exchange Act that apply to U.S. public companies, including: (i) the rules requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership, trading activities and liability for insiders who profit from trades made in a short period of time. As a result, a U.S. shareholder is not afforded the same protections or the same information that would be made available to them if they were to invest in a U.S. public corporation.

Other Risks

Certain factors may inhibit a takeover that our shareholders may consider favourable.

We have a Rights Plan designed to protect our shareholders and us from unfair, abusive or coercive tactics. If a change of control or change in management is delayed or prevented, the market price of our Common Shares could decline.

4.	DIVIDENDS

We have not paid any dividends on our Common Shares. Our management anticipates that we will retain all future earnings and other cash resources for future operations and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors including our operating results, financial condition and current and anticipated cash needs.

5.	DESCRIPTION OF CAPITAL STRUCTURE

Our company's authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares of which, as at the date of this AIF, 62,657,641 Common Shares are issued and outstanding, and no preferred shares are issued or outstanding. The holders of our Common Shares are entitled to one vote for each Common Share held, and shall be entitled to dividends if and when declared by our board of directors.

Holders of our Common Shares are entitled on liquidation, to receive such assets of our company as are distributable to the holders of the Common Shares. All of the Common Shares are fully paid and non-assessable.

On June 18, 2010, our shareholders approved and re-confirmed the Rights Plan. The primary purposes of the Rights Plan is to provide our board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over bid is made for Western Wind and to provide every shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquiror to proceed either by way of certain permitted bids, which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board. While the Rights Plan is intended to regulate certain aspects of take-over bids for Western Wind, it is not intended to deter a bona fide attempt to acquire control of Western Wind if the offer is made fairly. The Rights Plan, the material terms of which are described below, does not affect the duty of the board to give due and proper consideration to any offer that is made and to act honestly, in good faith and in the best interests of Western Wind and its shareholders. The board believes the original objectives continue to apply.

The Rights Plan was adopted to provide our Board with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over bid is made for Western Wind and to provide every shareholder with an equal opportunity to participate in such a bid. Our Board believes that a Permitted Bid should include a requirement that the take-over bid be made for all Common Shares and to all holders of our Common Shares. Securities legislation in Canada does not require that a take-over bid be made for 100% of the Common Shares of Western Wind. Accordingly, a bidder can make an offer for less than 100% of the Common Shares and, as a result, current shareholders may be left in a company with a substantial controlling shareholder and reduced liquidity. In addition, securities legislation and policies in Canada do not require that a take-over bid be made to all shareholders, rather just that the offer be made to all shareholders within each province in Canada. As a result, a take-over bid can be made to all shareholders in Canada but exclude shareholders resident in other jurisdictions. The Rights Plan therefore requires that, if a take-over bid is to be a Permitted Bid, the Offeror (as defined in the Rights Plan) must make a bid for all of the voting shares and to all of the holders of voting shares. It further clarifies that a bid, which excludes a holder of Common Shares resident in a specific jurisdiction, does not meet the requirements of a Permitted Bid. The Rights Plan also requires that if a take-over bid is to be a Permitted Bid, the Offeror must agree to extend the bid by 10 days in the event that greater than 50% of the outstanding shares are tendered into the bid. In this way, a shareholder who is dissatisfied with the offer can initially refuse to offer but can retain the right to sell his or her Common Shares into the bid if it is determined that the Offeror will obtain greater than 50% of the outstanding Common Shares under the bid. Pursuant to the Rights Plan, each right will entitle the holder to purchase from Western Wind one common share at the exercise price of $50 per share, subject to adjustments, at any time after the Separation Time (as defined below); however, if a Flip-in Event (as defined in the Rights Plan) occurs, each right will entitle the holder to receive, upon payment of the exercise price, Common Shares having a market value equal to two times the exercise price. The rights are non-exercisable until Separation Time.

Until the Separation Time, the rights will be evidenced by the outstanding certificates for Common Shares and the rights will be transferred with, and only with, the Common Shares. As soon as practicable following the Separation Time, separate certificates evidencing the rights will be mailed to holders of record of Common Shares as of the close of business at the Separation Time and the separate rights certificates will thereafter evidence the rights.

The rights will separate and trade apart from the Common Shares and become exercisable at the Separation Time. “Separation Time” generally means the close of business on the tenth trading day following the commencement or announcement of the intent of any person (an “Acquiring Person”) to commence a take-over bid, other than a permitted bid or competing bid.

A “Flip-in Event” will, in general terms, occur when a person becomes an Acquiring Person. Upon occurrence of a Flip-in Event, each right will entitle the holder to acquire, on payment of the exercise price, that number of Common Shares having a market value equal to two times the exercise price; however, any rights beneficially owned by an acquiring person or by any direct or indirect transferees of such person, will be void. The term “Beneficial Ownership” is defined to include, under certain circumstances, shares owned indirectly through affiliates, associates, trusts and partnerships, other situations of ownership deemed by operation of law, shares subject to acquisition or voting agreements and shares owned by persons acting jointly or in concert. There are several exemptions, including exemptions directed towards investment managers, trust companies, and independent managers of pension plans who are not participating in the Take-Over Bid (as defined in the Rights Plan).

Permitted Bids are exempted from the operation of the Rights Plan. In summary, a Permitted Bid is a take-over bid made by way of a take-over bid circular, which complies with the following provisions:

(a)	It is made to all the holders of our Common Shares and for all those voting shares.

(b)

No Common Shares can be taken up and paid for before the close of business on a date which is not less than 60 days following the date of the take-over bid and unless more than 50% of Common Shares held by shareholders independent of the offeror are tendered and not withdrawn.

(c)	Common Shares may be tendered at any time up to the expiry date set out in (b) above and may be withdrawn until taken up and paid for.

(d)	If the condition described in (b) above is satisfied, there will be a public announcement of that fact and the take-over bid will be open for a further period of 10 business days.

The Rights Plan contains provisions designed to ensure that, if considered appropriate, the time for tendering to two or more competing Permitted Bids will occur on the same date.

Under certain circumstances, our Board can, on exercise of a right and payment of the exercise price, issue other securities or assets of Western Wind in lieu of Common Shares. Our Board can also determine to issue in exchange for the rights, but without payment of the exercise price, Common Shares having a value equal to the exercise price or other securities or assets of Western Wind having the same value.

The exercise price, the number and kind of shares subject to purchase upon exercise of each right and the number of rights outstanding are subject to adjustment from time to time to prevent dilution in the event that the Issuer takes certain actions involving our share capital which would otherwise have a dilutive effect. At any time before the occurrence of a Flip-in Event, our Board may elect to redeem the rights in whole at a redemption price of $0.0001 per right.

Our Board may waive the application of the Rights Plan to any Flip-in Event if it determines that a person became an Acquiring Person by inadvertence, conditional upon such a person having, within 10 days after the determination by our Board, reduced its beneficial ownership of shares such that it is no longer an Acquiring Person. Our Board may also, until a Flip-in Event has occurred, waive the application of the Rights Plan to any particular Flip-in Event. In such a case, however, the Board of Directors must waive the application of the Rights Plan to any other Flip-in Event which may arise in respect of any Take-Over Bid then in effect or made prior to the public announcement of the completion or termination of the transaction in respect of which the board of directors waived the application of the Rights Plan.

The Rights Plan has a term of 10 years from the date it was originally confirmed in June 2005, however, it must be confirmed by our shareholders at the annual general meeting to be held in 2013. If not confirmed at our annual general meeting in 2013, it will terminate at the end of such meetings.

6.	MARKET FOR SECURITIES

6.1	Trading Price and Volume

Our Common Shares are listed on the Exchange under the symbol “WND”. In addition, our Common Shares are quoted on the OTCQX under the symbol “WNDEF”. The following table sets forth the high and low daily closing prices and the volumes of trading of our Common Shares on the Exchange since January 1, 2011 for the periods indicated, as reported by the Exchange. The closing price of our Common Shares on the Exchange on December 30, 2011 was $2.01.

2011	Price Range		Trading Volume
	High($)	Low($)
January	1.73	1.37	2,953,600
February	1.60	1.26	2,736,600
March	1.54	1.28	2,532,700
April	1.60	1.40	4,225,800
May	1.78	1.42	2,845,900
June	1.73	1.43	2,077,600
July	1.52	1.45	991,800
August	1.51	1.28	1,231,100
September	1.43	1.16	1,208,300
October	2.27	1.26	7,741,400
November	2.13	1.59	3,184,700
December	2.08	1.74	1,479,800

6.2	Prior Sales

During the fiscal year ended December 31, 2011, we issued the following stock options to purchase securities:

Class of Securities	Date Issued	Number	Price Per
		Issued	Security
Options	March 7, 2011	25,000	N/A(1)
Options	April 1, 2011	85,000	N/A(2)
Options	June 30, 2011	75,000	N/A(3)
Options	November 25, 2011	125,000	N/A(4)

Notes:

(1)	Exercisable at a price of $1.45 per Common Share until March 7, 2016.
(2)	Exercisable at a price of $1.50 per Common Share until April 1, 2016.
(3)	Exercisable at a price of $1.50 per Common Share until June 30, 2016.
(4)	Exercisable at a price of $2.01 per Common Share until November 25, 2016.

During the fiscal year ended December 31, 2001, we issued 1,000,000 warrants to the institutional lenders in connection with the closing of the Windstar financing. The warrants entitle the holder to acquire one common share of the Company at a price of C$1.00 per share after the hold period expired on June 1, 2011 and at any time on or prior to the close of business on January 31, 2013.

6.3	Shares in Escrow or Subject to Pooling Agreement

A total of 299,996 shares are held in escrow, pursuant to an escrow agreement dated April 29, 1999 as amended on October 26, 2007.

7.	DIRECTORS AND OFFICERS

7.1	Name, Occupation and Security Holdings

The following are the names, province, and country of residence of our directors and officers, the positions and offices they hold with us and their principal occupations during the five preceding years.

Each director will hold office until our next annual general meeting of the shareholders unless his or her office is earlier vacated in accordance with the Business Corporations Act (British Columbia) and our Articles of Incorporation.

Name, Province or State and Country of Residence, and Position with our company	Present Principal Occupation, Business or Employment	Date Served as Director / Officer Since
Claus Andrup British Columbia, Canada Director

President of Andrup Corporate Consultants Inc., a public relations firm, since 1980; President of OHG Resources Inc., a private mining company from October 2009 to current; Director of Greenbriar Capital Corp., a reporting issuer, since April 2009.

Director since: February 25, 1998
J. Michael Boyd Arizona, USA Director and Chairman

Marketing and regulatory affairs consultant for technology companies; County Supervisor with Pima County, Arizona from 1992 to 2000; former President of Western Solargenics, Inc. and of Western Wind Energy US Corporation.

Director since: February 11, 2005
Robert C. Bryce Quebec, Canada Director

President and director of Abiting Inc., a mining consulting firm, since 1996. Director of Tagish Lake Gold Corp., Kalahari Resources Inc., Alexis Minerals Corp., Scorpio Mining Corporation and Journey Resources Corp.

Director since: October 25, 2000
Jeffrey J. Ciachurski British Columbia, Canada Director and Chief Executive Officer of Western Wind, Western Wind US, Mesa Wind and Manager of Aero Energy

From 1998 to July 2006, President of Western Wind, Chief Executive Officer and Director of Western Wind since 1998; and Director of subsidiary corporations, Western Wind US and Mesa Wind. Director and Chief Executive Officer of Greenbriar Capital Corp., a reporting issuer, since April 2009.

Director since: February 25,1998; CEO since: February 25, 1998
V. John Wardlow British Columbia, Canada Director and Secretary of Western Wind

Director of Western Wind since September 2006. Director of Greenbriar Capital Corp., a reporting issuer, since April 2009. Stunt Coordinator and Stunt Performer for Double Action Stunts Inc. since July 1980.

Director since: September 25, 2006; Officer since: June 11, 2008
Christopher Thompson British Columbia, Canada Senior Vice President of Project Finance of Western Wind and our subsidiaries	Senior Vice President of Project Finance of Western Wind since June 1, 2011, Chief Financial Officer of Western Wind from November 27, 2007 to May 31, 2011 and a Chartered Accountant.	Officer since: November 27, 2007

Name, Province or State and Country of Residence, and Position with our company	Present Principal Occupation, Business or Employment	Date Served as Director / Officer Since
Steve Mendoza Arizona, USA Executive Vice-President and Chief Engineer

Former Chief Engineer and Deputy Director of the Arizona Power Authority; Registered Professional Engineer in California, Arizona and New Mexico; 1979 to 2000, employed by the Salt River Project in Arizona.

Officer since: June 11, 2008
T. Alana Steele California, USA Chief Operating Officer and General Counsel of Western Wind and our subsidiaries

Chief Operating Officer since June 2010, General Counsel since November 2007 and attorney since 1998; has 15 years of experience in the energy industry both from the utility side and as an energy regulatory attorney.

Officer since: June 18, 2010
Kevin Craig British Columbia, Canada Chief Financial Officer of Western Wind and our subsidiaries

Chief Financial Officer since June 1, 2011. Mr. Craig served as Corporate Finance Manager of Western Wind Energy Corp since 2009. Prior to this, Mr. Craig specialized in providing services to public companies in a variety of industries including renewable energy, mining, oil and gas, and manufacturing. Mr. Craig is a trained Chartered Accountant.

Officer since: June 1, 2011

As at the date of this AIF, our directors and officers, as a group, own, directly or indirectly, 3,300,013 of our Common Shares, representing approximately 5.27% of our total issued and outstanding Common Shares.

Audit Committee

Our board of directors has an Audit Committee. The Audit Committee is appointed by and generally acts on behalf of the board of directors. The Audit Committee is responsible primarily for monitoring: (i) the integrity of our financial statements; (ii) compliance with legal and regulatory requirements; and (iii) the independence and performance of our internal and external auditors. V. John Wardlow chairs the Audit Committee and the other members are Robert Bryce and Claus Andrup.

Compensation Committee

We have a Compensation Committee comprised of Jeffrey J. Ciachurski, V. John Wardlow, and Robert Bryce. The Compensation Committee’s responsibilities include duties to assess and make recommendations regarding our compensation, benefits, short-term and long-term incentive programs, including recommending to our board of directors the compensation of our senior officer, including our Chief Executive Officer.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Claus Andrup, Robert Bryce, and V. John Wardlow. The Corporate Governance Committee is responsible for the development and supervision of our approach to corporate governance issues. The Corporate Governance Committee expects to assist our board of directors in developing corporate governance guidelines, including the constitution and independence of the board, and make recommendations to our board of directors with respect to corporate governance practices.

Corporate Disclosure Committee

The Corporate Disclosure Committee is comprised of Jeffrey J. Ciachurski, J. Michael Boyd and Kevin Craig. The Corporate Disclosure Committee is responsible for developing, implementing and monitoring our disclosure policy and procedures.

7.2	Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as described below, during the ten years preceding the date of this AIF and as at the date of this AIF, none of our directors or executive officers have, to the knowledge of our company, been a director, chief executive officer or chief financial officer of any company that:

i.

was subject to a cease trade order or similar order or an order that denied the relevant company success to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, and that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

ii.

was subject to a cease trade order or similar order or an order that denied the relevant company success to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days, and that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

The British Columbia Securities Commission and Alberta Securities Commission issued management cease trade orders (each, an “MCTO”) against our insiders effective June 19, 2006 and June 8, 2007, respectively in connection with the inability of our company to file our audited financial statements for the years ended January 31, 2006 and January 31, 2007. Messrs. Ciachurski, Andrup, Bryce and Boyd were, at the time the 2006 MCTO was issued, directors of our company and were subject to the 2006 MCTO as our insiders at the time. Messrs. Ciachurski, Andrup, Bryce, Boyd and Wardlow were, at the time the 2007 MCTO was issued, directors of our company and were subject to the 2007 MCTO as our insiders at the time. We were was unable to file our financial statements on time for a number of reasons, including the failure to obtain, from one of our subsidiaries, certain banking and accounting records in a timely manner, in the case of the 2006 statements, and a delay, on the part of a third party appraiser, to provide an appraisal report for one of our assets as requested by our auditors, in the case of the 2007 statements. The outstanding financial statements and other materials were subsequently filed on September 6, 2006 and September 7, 2007 respectively, and, as a result, the MCTO’s were revoked on September 13, 2006 and September 24, 2007, respectively.

During the ten year period preceding the date of this AIF and as at the date of this AIF, none of our directors or executive officers or a shareholder who holds a sufficient number of our Common Shares to affect materially the control of our company:

(i)

is a director or executive officer of any company (including our company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets; or

(ii)

has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

7.3	Conflicts of Interest

Our directors and officers are or may be directors, officers and/or shareholders of other private and publicly listed companies, including companies that engage in renewable energy development. Conflicts may arise between their duties to our company and their duties to such other companies. All such conflicts will be dealt with pursuant to the provisions of the applicable corporate legislation. In the event that such a conflict of interest arises at a meeting of the directors, a director affected by the conflict must disclose the nature and extent of his interest and abstain from voting for or against matters concerning the matter in respect of which the conflict arises. Directors and executive officers are required to disclose any conflicts or potential conflicts to the board of directors as soon as they become aware of them.

8.	PROMOTERS

We do not presently have, and have not within the last two most recently completed financial years had, any promoters.

9.	LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Except as disclosed in this AIF, our management knows of no legal proceedings, contemplated or actual, involving our company, which could materially affect our company.

Our management knows of no:

(a)	penalties or sanctions imposed against us by a court relating to securities legislation or by a securities regulatory authority during the financial year ended December 31, 2011; or

(b)	any other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision; or

(c)	settlement agreements we entered into before a court relating to securities legislation or with a securities regulatory authority during the financial year ended December 31, 2011.

10.	INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

For purposes of the following discussion, "Informed Person" means (a) a director or executive officer of our company; (b) a director or executive officer of a person or company that is itself an Informed Person or a subsidiary of our company; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of our company or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of our company, other than the voting securities held by the person or company as underwriter in the course of a distribution; and (d) our company itself if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

Except as disclosed elsewhere in this AIF or in our annual audited financial statements and management discussion and analysis for the years ended December 31, 2011, 2010 and 2009, none of:

(1)	the Informed Persons of our company while serving in such capacity;

(2)	the proposed nominees for election as a director of our company; or

(3)	any Associate or Affiliate of the foregoing persons,

has, during the three (3) most recently completed financial years and during the current financial year, any material interest in any transactions or any proposed transactions which has materially affected or will materially affect our company.

11.	TRANSFER AGENT AND REGISTRAR

Our Registrar and Transfer Agent is Computershare Investor Services Inc., 2nd Floor, 510 Burrard Street, Vancouver, BC V6C 3B9.

12.	MATERIAL CONTRACTS

Except for certain contracts entered into in the ordinary course of business of Western Wind and its subsidiaries, the contracts described below are the only contracts entered into by Western Wind or its subsidiaries during 2011 (or prior to 2011 in the case of contract that are still in effect) that are material to Western Wind:

1.	Shareholder Protection Rights Plan: For a detailed description of the Rights Plan, please see “Description of Capital Structure“;

2.

In 2010, Western Wind entered into a $204,459,000 Senior Secured Note Purchase Agreement (“Note purchase agreement”) with various institutional lenders to finance the Windstar project. The notes are issued under either Series A, Series B, Series C or Series D notes depending on certain project milestones. As of December 31, 2011, Series A, Series B, and Series C notes were issued for a total of $204,459,000 funds to the Company. Interest on both Series A and Series B notes are paid at an annual rate of 7.249%, and interest on the Series C notes is to be paid monthly at an annual rate of 6.75%. On term conversion date, or the date at which certain conditions have been met, including substantial project construction completion, all Series A, B and C notes are exchanged for Series D notes. Interest on the Series D notes will be paid every three months at an annual rate of 7.19%. The maturity date of these Series D notes is 20 years from the conversion date. Repayment of the notes begins on term conversion date.

The funds from the notes are solely for project costs related to the Windstar project and are held in a restricted construction escrow account. On a monthly basis, Western Wind applies for the funds to be released from the escrow account to pay for specified construction costs.

The notes are secured by a first lien on all the project assets including restricted cash amounts.

3.

In 2010, Western Wind signed a financing agreement with Rabobank to finance the Windstar project for up to $55,000,000 in the form of a letter of credit (“LC”). Interest on amounts drawn from the LC is based on LIBOR plus the applicable margin. An LC fee is also charged on the undrawn portion of the LC. Interest and the LC fee are due monthly. The loan matures on the date upon which Windstar receives the US Department of Energy cash grant described below but no later than July 31, 2012. As at December 31, 2011, Rabobank had funded $51,013,346. Pursuant to this agreement we will pay a construction loan commitment fee of 0.625% per annum on the daily average unutilized construction loan commitment. The fee is due quarterly.

The proceeds of the letter of credit are to be used to pay specified project costs incurred by Windstar Energy.

We have the option to make prepayments at any time. Mandatory prepayments are made when Windstar receives any amounts related to the cash grant; and any distributions to which Windstar Energy and borrowers are entitled under the Note Purchase Agreement and Intercreditor Agreement between the Company, Rabobank and the Windstar senior secured notes lenders. No amounts repaid can be re-borrowed.

4.

On December 20, 2010, Kingman Energy Corp. entered into a Credit Agreement with Keybank National Association (“Keybank”) whereby Keybank provided a Treasury grant loan in the amount of $4.2 million and a Construction Loan facility of up to $16 million. The loans are secured by a first lien on all of the assets of Kingman Energy Corp. On December 20, 2010, Kingman Energy Corp. entered into a loan agreement with RMT to borrow the sum of $4.4 million, which amount was secured by a second lien on the assets of the Kingman Generating Facility

On December 21, 2011, the Kingman Generating Facility cash grant application to the U.S. Department of the Treasury was approved, and we received proceeds of $9,324,382 on December 24, 2011. The cash grant is from a U.S. federal government program designed to encourage renewable energy development through a 30% cash grant in lieu of tax credits paid by the U.S. Department of Energy and is part of the ARRA.

On December 30, 2011, the $4.1 million loan with RMT and $4.2 million treasury grant loan were repaid with proceeds from the Kingman cash grant, terminating all obligations under those loan agreements.

On December 23, 2011, our construction loan facility was converted to a $16 million term loan. Prior to conversion, interest was paid at a rate per annum equal to the adjusted Eurodollar rate in effect and the applicable margin of 3.25%. As of the date of conversion, the applicable margin with respect of the base rate and Eurodollar loans will increase by 0.25% on each three-year anniversary of the conversion date until the final maturity date. The maturity date of the term loan is seven years from the conversion date and the loan will be amortized over 18 years.

Kingman’s funds from operations are held in restricted escrow accounts. On a monthly basis, we apply for funds to be released from the escrow accounts to pay for specified operating costs and debt service payments.

5.

On October 16, 2009, Western Wind signed a fixed price PPA to sell wind and solar energy generated from its Kingman Generating Facility to UNS in the state of Arizona, for 20 years from the date of commercial operations (September 24, 2011).

6.

On March 8, 2005, Western Wind signed a fixed price PPA to sell wind energy generated from its Windstar Generating Facility to SCE in the state of California, for a 20 year term from the date of commercial operations (January 27, 2012). Pursuant to the terms of this PPA, in the event that SCE is unable to accept the power delivered from the Windstar Generating Facility, SCE shall be liable to pay liquidated damages to Western Wind. Further, under the terms of the PPA, Western Wind secured a development bond of $2,400,000 in 2010, and a performance bond of $9,600,000 in 2011, with SCE. The combined bonds of $12,000,000 will remain with SCE, as performance collateral, for the 20 year term of the PPA, and shall be returned to Western Wind, with accrued interest, upon performance completion.

7.

On November 2, 2011, Western Wind executed a fixed price PPA to sell wind energy generated from its Mesa Generating Facility to SDG&E in the state of California. On March 27, 2012, Western Wind deposited $483,140 delivery term security with SDG&E for the term of the PPA expiring December 31, 2013. The existing PPA with SCE will terminate on March 31, 2012 and energy sales will commence with SDG&E on April 1, 2012.

8.

On February 25, 2011, Western Wind executed a 30MW PPA to sell solar energy generated from its Yabucoa solar project to PREPA. for a term of 20 years commencing on the commercial operations date providing an energy payment and green credits payments. The right to interconnect and the specific interconnection arrangements are incorporated in the PPA. PREPA is responsible for designating an interconnection point for the project, and Western Wind is responsible for constructing and paying for the interconnection.

9.

On December 17, 2010, in exchange for the Company receiving financing for its Kingman project the Company executed an Alliance Agreement providing RMT an exclusive first right of refusal to serve as the sole and exclusive EPC contractor on Western Wind’s’ next one hundred and fifty megawatts (150MW) of development of wind and solar powered electrical generation facilities in the U.S., U.S. territories, and Canada, not inclusive of the Windstar and Kingman Projects.

10.

On December 29, 2011, we entered into a Module Supply Agreement ("MSA") with REC Solar US, LLC for the purchase of solar modules totaling approximately 42 MW DC (30 MW AC) for our Yabucoa project, in Puerto Rico. On December 29, 2011, we took delivery of an initial 12MW in solar modules to ensure we exceeded the minimum 5% safe harbor provision of Section 1603 of the ARRA, for the U.S. Department of the Treasury cash grant program. In connection with this transaction, we signed a promissory note with REC U.S. Holdings, Inc. for $12,006,600 being the purchase price for the equipment. The note bears interest of three percent per annum. The note and accrued interest are due on April 30, 2012. The notes are secured by the solar module assets.

11.

In December 2010, the Company entered into two corporate loan agreements with two institutional investors for a total of $9,500,000. The loans including outstanding bonuses and interest were renewed in December 2011 and mature in December 2012. The $6,634,233 loan, comprised of the original $5,000,000 loan plus $1,000,000 bonus and interest, bears interest at 20% per annum and the $5,070,840, comprised of the original $3,600,000 loan plus $900,000 bonus and interest, bears interest at 25% per annum. Both corporate loan agreements allow for early repayment by the Company, without premium or penalty.

On November 14, 2011, the Company signed a corporate promissory note agreement with an institutional investor for $2,000,000. The note carries a $220,000 upfront fee payable at maturity. The principal amount of the note and the upfront fee bear interest at 12% per annum, compounded monthly. The promissory note matures on November 13, 2012.

On June 30, 2010, the Company entered into a corporate loan agreement with an institutional investor for a total of $2,000,000. The loan bears interest at 10% per annum, compounded monthly. The loan including outstanding interest was renewed on June 30, 2011 and matures on June 30, 2012. The $2,209,426 loan, comprised of the original $2,000,000 loan plus interest, bears interest at 12% per annum. The loan includes a bonus of $243,037 owed at maturity.

On January 15, 2010, the Company entered into two corporate loan agreements with two institutional investors for a total of $2,500,000. The loans are secured by the Company’s property. The loans including outstanding interest were renewed on January 15, 2011 and mature on January 15, 2012. The $2,210,000 loan, comprised of the original $2,000,000 loan plus interest, bears interest at 10% per annum and the $552,358 loan, comprised of the original $500,000 loan plus interest, bears interest at 12% per annum. Both loans have bonuses owing at maturity of $442,000 and $138,089 respectively.

13.	INTERESTS OF EXPERTS

The following are the persons or companies:

1.

who were named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 by us during, or relating to, the fiscal year ending December 31, 2011, being our most recently completed financial year; and

2.	whose profession or business gives authority to the statement, report or valuation made by the person or company:

(a)	Deloitte & Touche LLP, Chartered Accountants:

(i)

provided a Report of the Independent Registered Chartered Accountants dated March 30, 2012 in respect of our financial statements for the years ended December 31, 2011 and 2010 and incorporated by reference into this AIF; and

Deloitte & Touche LLP is independent in accordance with the auditors' rules of professional conduct in British Columbia.

14.	ADDITIONAL INFORMATION

Additional information concerning our company is available on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") website which may be accessed at www.sedar.com. Copies of such information may also be obtained on our website at www.westernwindenergy.com.

Additional financial information is provided in our Financial Statements and the Management's Discussion and Analysis for the year ended December 31, 2011. Copies of such documents may be obtained in the manner set forth above.